Exhibit (a)(1)(A)

SERVICESOURCE INTERNATIONAL, INC.

OFFER TO EXCHANGE
CERTAIN OUTSTANDING OPTIONS
FOR NEW OPTIONS

This document constitutes part of a prospectus covering securities that have been registered under the U.S. Securities Act of 1933, as amended.

The prospectus relates to the ServiceSource International, Inc. 2008 Share Option Plan and the ServiceSource International, Inc. 2011 Equity Incentive Plan.

December 21, 2012

SERVICESOURCE INTERNATIONAL, INC.

Offer to Exchange Certain Outstanding Options for New Options

This offer and withdrawal rights will expire at 9:00 p.m., Pacific Time,

on January 22, 2013 unless we extend the expiration date.

ServiceSource International, Inc. (referred to as "ServiceSource," the "Company," "we," "our" or "us") is offering to give eligible option holders who are employees of ServiceSource and its subsidiaries (the "ServiceSource Group") the opportunity to exchange some or all of their outstanding options granted under the ServiceSource International, Inc. 2008 Share Option Plan (the "2008 Plan") and the ServiceSource International, Inc. 2011 Equity Incentive Plan (the "2011 Plan" and, together with the 2008 Plan, the "Plans") with an exercise price greater than US$5.75 per share, whether vested or unvested, for new options to purchase shares of our common stock ("New Options").

If you participate in this offer, the number of New Options that you receive will depend on the number and other terms of the Eligible Options (as defined below) that you elect to exchange. Each New Option will be granted under, and subject to the terms of, the 2011 Plan and an option agreement between you and ServiceSource.

You are an eligible option holder if you are an employee of the ServiceSource Group who works in the U.S., Ireland, or United Kingdom as of the start of the offer and through the expiration of the offer and the New Option Grant Date (as defined below).

We will grant New Options on the calendar day on which the offer expires, which is the same calendar day on which we will cancel the exchanged options (the "New Option Grant Date"). We expect the New Option Grant Date to be January 22, 2013. If the expiration date of the offer is extended, the New Option Grant Date similarly will be delayed. We will grant the New Options with an exercise price equal to the closing price of our common stock on the New Option Grant Date.

Each New Option will vest based on you remaining employed by the ServiceSource Group through each applicable vesting date in accordance with the same vesting schedule that applied to the Eligible Option it replaces. In addition, you will not be able to exercise any of your New Options before the 1-year anniversary of the New Option Grant Date. Consequently, if your service with the ServiceSource Group terminates before the 1-year anniversary of the New Option Grant Date, you may not be able to exercise your New Options before they expire. The vesting schedules of the New Options are described in Section 9 of this Offer to Exchange Certain Outstanding Options for New Options (the "Offer to Exchange"). Your participation in this offer and the receipt of New Options does not provide any guarantee or promise of continued employment with the ServiceSource Group.

Our common stock is traded on the NASDAQ Global Select Market under the symbol "SREV." On December 18, 2012, the closing price of our common stock was US$5.89 per share. You should evaluate the risks related to our business, our common stock, and this offer, and review current market quotes for our common stock, among other factors, before deciding to participate in this offer.

See "Risks of Participating in the Offer" beginning on page 14 for a discussion of risks that you should consider before participating in this offer.

IMPORTANT

If you want to participate in this offer, you must submit your election via the Stock & Option Solutions, Inc. ("SOS") website at https://servicesource.equitybenefits.com (the "offer website") by the deadline on the expiration date, currently expected to be 9:00 p.m., Pacific Time, on January 22, 2013, unless the offer is extended.

The offer website will provide you with instructions on submitting your election and certain information about your Eligible Options, including the grant date, the exercise price, the number of underlying shares and the election alternatives available to you.

If you are not able to submit your election electronically via the offer website as a result of technical failures of the offer website or if you do not otherwise have access to the offer website for any reason (including lack of internet services), you must complete a paper election form and return it to Khue Nguyen at the Company via email at knguyen@servicesource.com or facsimile at (415) 962-3246. To obtain a paper election form, please contact Khue Nguyen via email at knguyen@servicesource.com or at (415) 901-7709.

You may change your election to participate in the offer at any time before the offer expires by completing a new electronic election form or paper election form, but your last valid election in place when the offer expires will be controlling.

Your delivery of all documents regarding the offer, including elections and withdrawals, is at your own risk. Only responses that are properly completed and actually received by ServiceSource by the deadline via the offer website, email or fax will be accepted. Responses submitted by any other means, including hand delivery, interoffice or U.S. mail (or other post) and Federal Express (or similar delivery service) are not permitted. We will not accept delivery of any election after expiration of this offer. If you submit your election or withdrawal via the offer website, you should print and keep a copy of the Confirmation Statement that you will see on the offer website at the time that you complete and submit your election or withdrawal. The printed Confirmation Statement will provide evidence that you submitted your election or withdrawal. If you submit your election or withdrawal via email or facsimile, we intend to confirm the receipt of your election or withdrawal by email within two U.S. business days of receiving your election or withdrawal. If you have not received a Confirmation Statement, it is your responsibility to confirm that we have received your election and/or any withdrawal. You should contact Khue Nguyen at the Company via email at knguyen@servicesource.com or at (415) 901-7709. Note that if you submit any election and/or withdrawal via email or facsimile within the last two U.S. business days prior to the expiration of the offer, time constraints may prevent ServiceSource from providing you with email confirmation prior to the expiration of the offer.

Neither the U.S. Securities and Exchange Commission (the "SEC") nor any state, local or foreign securities commission has approved or disapproved of these securities or passed judgment upon the accuracy or adequacy of this offer. Any representation to the contrary is a criminal offense.

We recommend that you discuss the personal tax consequences of this offer with your financial, legal and/or tax advisors.

You should direct questions about this offer to Khue Nguyen via email at knguyen@servicesource.com or at (415) 901-7709. To receive a printed copy of this Offer to Exchange and the other offer documents, you should contact Khue Nguyen via email at knguyen@servicesource.com or at (415) 901-7709.

Offer to Exchange dated December 21, 2012

You should rely only on the information contained in this Offer to Exchange or documents to which we have referred you. We have not authorized anyone to provide you with different information. We are not making an offer of New Options in any jurisdiction where the offer is not permitted or feasible. However, we may, at our sole discretion, take any actions necessary for us to make the offer to option holders in any of these jurisdictions. You should not assume that the information provided in this Offer to Exchange is accurate as of any date other than the date as of which it is shown, or if no date is otherwise indicated, the date of this offer. This Offer to Exchange summarizes various documents and other information. These summaries are qualified in their entirety by reference to the documents and information to which they relate.

-i-

SUMMARY TERM SHEET

The following are answers to some of the questions that you may have about this offer. You should carefully read the entire Offer to Exchange, the accompanying email from Michael Smerklo, our Chairman and Chief Executive Officer, dated December 21, 2012, and the election form, together with its associated instructions. This offer is made subject to the terms and conditions of these documents as they may be amended. The information in this summary is not complete. Additional important information is contained in the remainder of this Offer to Exchange and the other offer documents. We have included in this summary references to other sections in this Offer to Exchange to help you find a more complete description of these topics.

Q1. What is the offer?

A1. This offer is a voluntary opportunity for Eligible Employees (as defined below) to exchange certain outstanding options with an exercise price greater than US$5.75 per share for New Options.

The following are some of the terms that are frequently used in this Offer to Exchange.

Terms Used in This Offer to Exchange

  "Cancelation Date" refers to the calendar date on which the exchanged options will be canceled. Exchanged options will be canceled on the same day that the offer expires and on which the New Options will be granted. This cancelation will occur after the expiration and before granting the New Options. We expect the Cancelation Date to be January 22, 2013. If the expiration date of the offer is extended, then the Cancelation Date similarly will be delayed.

  "Common Stock" refers to ServiceSource International, Inc. common stock.

  "Eligible Country" refers to Ireland, the United Kingdom, and the United States.

  "Eligible Employees" refers to employees of the ServiceSource Group whose principal work location is in an Eligible Country as of the start of the offer and remaining so through the Cancelation Date and New Option Grant Date.

  "Eligible Option Grant" refers to all of the Eligible Options issued by ServiceSource to an individual that are part of the same grant and subject to the same option agreement.

  "Eligible Options" refers to the stock options to purchase our common stock (each an "option") that were granted under a Plan with an exercise price per share greater than US$5.75 that remain outstanding and unexercised as of the Expiration Date.

  "Exchange Act" refers to the U.S. Securities Exchange Act of 1934, as amended.

  "Exchanged Options" refers to all options to purchase ServiceSource common stock that you exchange pursuant to this offer.

  "Expiration Date" refers to the date on which this offer expires. We expect that the Expiration Date will be January 22, 2013 at 9:00 p.m., Pacific Time. We may extend the Expiration Date at our sole discretion. If we extend the offer, the term "Expiration Date" will refer to the time and date at which the extended offer expires.

  "In-The-Money Option" refers to any Eligible Option with an exercise price per share that is less than the closing price of the Common Stock on the Expiration Date.

  "New Option Grant Date" refers to the calendar date on which the New Options will be granted. The New Options will be granted on the same day as the expiration of the offer and the cancelation of the Exchanged Options. The New Options will be granted following such expiration and cancelation. We expect that the New Option Grant Date will be January 22, 2013. If the Expiration Date is extended, then the New Option Grant Date will be similarly extended.

  "New Options" refers to the options issued to Eligible Employees pursuant to this offer that replace their Exchanged Options. Each New Option granted in connection with this offer will be granted on the New Option Grant Date pursuant to the 2011 Plan and will be subject to the terms and conditions of the 2011 Plan and a new option agreement, including any applicable country-specific appendix, between you and the Company and for U.K. resident Eligible Employees an election to transfer the employer's national insurance liability to the employee.

  "Offering Period" refers to the period from the start of this offer to the Expiration Date. This period will commence on December 21, 2012 and we expect that it will end at 9:00 p.m., Pacific Time, on January 22, 2013. If the Offering Period is extended, then the New Option Grant Date will be similarly extended.

  "Plans" refers to the ServiceSource International, Inc. 2008 Share Option Plan and the ServiceSource International, Inc. 2011 Equity Incentive Plan. Each is referred to as a "Plan."

Q2. How do I participate in this offer?

A2. Participation in this offer is voluntary. If you are an Eligible Employee, at the start of the offer you will receive an email from Michael Smerklo, our Chairman and Chief Executive Officer, announcing the offer and an email from Khue Nguyen with details on how to access the offer website. If you want to participate in the offer, you must make an election in one of the manners described below before 9:00 p.m., Pacific Time, on the Expiration Date.

Elections via Offer Website

1. To submit an election via the offer website, click on the link to the offer website in the email you received from Khue Nguyen or go to the offer website at https://servicesource.equitybenefits.com.

2. Log into the offer website using the login instructions provided to you in the email you received from Khue Nguyen.

3. After logging into the offer website, click on the "MAKE/CHANGE MY ELECTION" link. You will be directed to your election form that contains the following personalized information with respect to each Eligible Option you hold, including:
  the grant date of the Eligible Option;
  the current exercise price per share of the Eligible Option; and
  the total number of outstanding shares subject to the Eligible Option.

4. Select the appropriate box next to each of your Eligible Option Grants to indicate your choice whether to exchange your Eligible Options in accordance with the terms of this offer. Each time you make an election on the SOS website, please be sure to select either "Yes" or "No" with respect to each of your Eligible Option Grants. Select the "CONTINUE" button to proceed to the next page.

5. After completing the election form, you will have the opportunity to review the elections you have made with respect to your Eligible Options. If you are satisfied with your elections, continue the election process as instructed through the offer website. Select the "I AGREE" button to agree to the Agreement to Terms of Election and to submit your election.

6. You will be directed to the election confirmation page. Please print and keep a copy of the election confirmation page for your records.

Your election must be received by us on or before 9:00 p.m., Pacific Time, on the Expiration Date.

Elections via Fax or Email

If you want to use the offer website but are unable to submit your election via the offer website as a result of technical failures of the offer website, such as the offer website being unavailable or the offer website not accepting your election, or if you do not have access to the offer website for any reason, you may submit your election by email or facsimile by doing the following:

To obtain a paper election form, please contact Khue Nguyen via email at knguyen@servicesource.com or at (415) 901-7709.

1. Properly complete, sign and date the election form.

2. Fax the properly completed election form to Khue Nguyen at (415) 962-3246 or send an email to Khue Nguyen at knguyen@servicesource.com with your properly completed election form attached to your email. We must receive your properly completed and submitted election form by the Expiration Date.

This offer will be made on a grant-by-grant basis. If you elect to exchange any Eligible Option Grant in this offer, you must elect to exchange all shares subject to that Eligible Option Grant. If you hold more than one Eligible Option Grant, however, you may choose to exchange one or more of such Eligible Option Grants without having to exchange all of your Eligible Option Grants. You can find your grant information available via the offer website that lists your Eligible Option Grants, the grant date of your Eligible Options, the current exercise price per share of your Eligible Options, and the number of outstanding shares subject to your Eligible Options. If you need an election form or other offer documents or are unable to access your grant information via the offer website, you may contact Khue Nguyen via email at knguyen@servicesource.com or at (415) 901-7709.

This is a one-time offer, and we will strictly enforce the Offering Period. We reserve the right to reject any elections to exchange options that we determine are not in appropriate form or that we determine are unlawful to accept. Subject to the terms and conditions of this offer, we will accept all properly tendered Eligible Options, except those that are In-The-Money Options, promptly after the expiration of this offer. (See Section 4 below).

We may extend this offer. If we extend this offer, we will issue a press release, email or other communication disclosing the extension no later than 6:00 a.m., Pacific Time, on the U.S. business day following the previously scheduled Expiration Date.

Your delivery of all documents regarding the offer, including elections and withdrawals, is at your risk. If you submit your election or withdrawal via the offer website, you should print and keep a copy of the Confirmation Statement on the offer website at the time that you complete and submit your election or withdrawal. The printed Confirmation Statement will provide evidence that you submitted your election or withdrawal.

If you submit your election or withdrawal via email or facsimile, we intend to confirm the receipt of your election or withdrawal by email within two U.S. business days of receiving your election or withdrawal. If you have not received a Confirmation Statement, it is your responsibility to confirm that we have received your election and/or any withdrawal. You should contact Khue Nguyen via email at knguyen@servicesource.com or at (415) 901-7709. Note that if you submit any election and/or withdrawal via email or facsimile within the last two U.S. business days prior to the expiration of the offer, time constraints may prevent ServiceSource from providing you with an email confirmation prior to the expiration of the offer.

Only responses that are properly completed and actually received by ServiceSource by the deadline via the offer website, email, or facsimile will be accepted. Responses submitted by any other means, including hand delivery, interoffice or U.S. mail (or other post) and Federal Express (or similar delivery service), are not permitted. (See Section 4.)

Q3. Why is ServiceSource making this offer?

A3. We believe that this offer will foster retention of valuable employees, provide meaningful incentive to them, and better align the interests of the employees of the ServiceSource Group and stockholders to maximize stockholder value. We issued the currently outstanding options to attract and retain the best available personnel and to provide incentive to employees. Our stock price remains at a relatively low level on a historical basis. Some of our outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price for our stock. These options are commonly referred to as being "underwater." By making this offer, we intend to provide Eligible Employees with the opportunity to own New Options that over time may have a greater potential than the underwater options to increase in value. (See Section 3.)

Q4. Who may participate in this offer?

A4. You may participate in this offer if you are an Eligible Employee who holds Eligible Options. You are an "Eligible Employee" if you are currently an employee of the ServiceSource Group and your principal work location is in an Eligible Country (i.e., the United States, Ireland, and the United Kingdom) as of the start of the offer through the Cancelation Date and New Option Grant Date. (See Section 1.)

Q5. Why is the offer not available to employees in Malaysia, Singapore or Hong Kong?

A5. Because there are very few underwater options held by employees located in Malaysia, Singapore and Hong Kong, it is not feasible to incur the expenses associated with making the offer in these countries. The Company will evaluate underwater options in those locations on an individual, case-by-case basis.

Q6. Am I required to participate in this option exchange?

A6. No. Participation in this offer is completely voluntary. (See Section 2.)

Q7. Are there circumstances under which I would not be granted New Options after electing to participate in the exchange?

A7. Yes. If, for any reason, you cease to be an employee of the ServiceSource Group or are no longer working in an Eligible Country on the New Option Grant Date, you will not be an Eligible Employee and will not be eligible to participate in the offer. As a result, you will not be granted New Options. Instead, you will keep your current Eligible Options and those options will vest and expire in accordance with their original terms.

Except as provided by applicable law and/or any employment agreement between you and the ServiceSource Group, please note that your employment with the ServiceSource Group remains "at-will" (irrespective of your participation in the offer) and can be terminated by you or your employer at any time with or without cause or notice. (See Section 1.)

In addition, if you hold an option that expires after the start of, but before the cancelation of options under this offer, that particular option is not eligible for exchange. As a result, if you hold options that expire before the currently scheduled Cancelation Date or, if we extend the offer such that the Cancelation Date is a later date and you hold options that expire before the rescheduled Cancelation Date, those options will not be eligible for exchange and such options will continue to be governed by their original terms. (See Section 6.)

We will not accept any Exchanged Option that is an In-The-Money Option. Moreover, even if we accept your Exchanged Options, we will not grant New Options to you if we are prohibited from doing so by applicable laws. For example, we could become prohibited from granting New Options as a result of changes in SEC or NASDAQ rules. We do not anticipate any such prohibitions at this time. (See Section 13.)

Q8. How many New Options will I receive for the options that I exchange?

A8. If you are an Eligible Employee, each Exchanged Option (other than Exchanged Options that are In-The-Money Options) will be replaced with a New Option to purchase a reduced number of shares of our common stock equal to (a) the number of options you exchange divided by (b) an exchange ratio. The number of New Options will be determined using exchange ratios based on the exercise price of the stock options being tendered as follows:

Exercise Price of Eligible Stock Option	Grant Date of Eligible Stock Option	If you elect to participate, you will receive:
US$5.80	December 16, 2010	One (1) share for every 1.04 shares subject to the Exchanged Options
US$6.20	Febuary 9, 2011	One (1) share for every 1.12 shares subject to the Exchanged Options
US$8.45	August 3, 2012	One (1) share for every 1.33 shares subject to the Exchanged Options
US$12.30	October 26, 2011	One (1) share for every 2.40 shares subject to the Exchanged Options

US$14.11	May 4, 2011	One (1) share for every 3.33 shares subject to the Exchanged Options
US$14.64	December 19, 2011	One (1) share for every 3.10 shares subject to the Exchanged Options
US$16.48	April 26, 2012	One (1) share for every 3.30 shares subject to the Exchanged Options
US$17.36	February 7, 2012	One (1) share for every 3.39 shares subject to the Exchanged Options
US$17.98	September 9, 2011	One (1) share for every 4.34 shares subject to the Exchanged Options

For purposes of applying the exchange ratios, fractional shares subject to New Options will be rounded down to the nearest whole share. The exchange ratios will be applied on a grant-by-grant basis. This means that the various Eligible Options you hold may be subject to different exchange ratios.

For example:

  an Eligible Option to purchase 1,000 shares with an exercise price of US$8.45 per share can be exchanged for a New Option to purchase 751 shares;

  an Eligible Option to purchase 1,000 shares with an exercise price of US$14.64 per share can be exchanged for a New Option to purchase 322 shares;

  an Eligible Option to purchase 1,000 shares with an exercise price of US$17.98 per share can be exchanged for a New Option to purchase 230 shares.

For purposes of this offer the term "option" generally refers to an option to purchase share(s) of our common stock. (See Section 2.)

Q9. Why isn't the exchange ratio simply one-for-one?

A9. Our Exchange Program must balance the interests of both employees and non-employee stockholders. As described in Q&A3 above, the Exchange Program provides employees with a benefit by replacing underwater options with New Options that have a greater potential to increase in value. As an offset to the benefit to the employees, the exchange ratio selected for this offer will decrease the total number of outstanding shares of our common stock subject to our equity awards and will benefit stockholders by decreasing potential stockholder dilution. (See Section 3.)

Q10. What will be the exercise price of my New Options?

A10. The exercise price per share of all New Options will be equal to the closing price of our common stock as reported on the NASDAQ Global Select Market on the New Option Grant Date, which is the Expiration Date.

We cannot predict the exercise price of the New Options. (See Section 9.)

Q11. When will my New Options vest, when will they be exercisable and when will they terminate?

A11. Each New Option will vest according to the same vesting schedule that applied to the Eligible Option it replaces, subject to you remaining employed by the ServiceSource Group through each relevant vesting date. Upon vesting, each of your New Options will be exercisable in accordance with the terms and conditions of the 2011 Plan and a new option agreement, including any applicable country-specific provisions in the appendix thereto, under which it was granted except that in no event may your New Options be exercised before the 1-year anniversary of the New Option Grant Date. Each New Option will have a term equal to the original term of the Eligible Option it replaces.

The following are examples of vesting for New Options.

Example 1

An Eligible Option Grant for 6,000 shares was made on October 26, 2011 at an exercise price of $12.30 per share. The vesting commencement date for the Eligible Option Grant is October 31, 2011. As of the Expiration Date, none of the Eligible Options have been exercised resulting in 1,750 vested options and 4,250 unvested options outstanding.

Prior to the Expiration Date, an election is made to exchange all of the Eligible Options for New Options. On January 22, 2013, the New Option Grant Date, 2,500 New Options are issued, based on an exchange ratio of 2.40:1, at an assumed exercise price of $6.00 per share.

As of the New Option Grant Date, 729 New Options would be vested (1,750 vested shares prior to the exchange, converted at an exchange ratio of 2.40:1) and 1,771 of the New Options would be unvested. As of the New Option Grant Date, none of the New Options would be exercisable.

During the one-year period following the New Option Grant Date, the New Options would continue to vest (according to a vesting schedule which will be similar to the vesting schedule that applied to the Eligible Options) such that on January 23, 2014, a total of 1,354 New Options will be vested reflecting (i) 729 shares that were vested on the New Option Grant Date, and (ii) 625 shares that vested from January 22, 2013 through January 22, 2014 (or 1/48th of the 2,500 New Options per month for 12 months), resulting in 1,146 unvested New Options.

Example 2

An Eligible Option Grant for 7,500 shares was made on August 3, 2012 at an exercise price of $8.45 per share. The vesting commencement date for the Eligible Option Grant is August 3, 2012. As of the Expiration Date, none of the Eligible Options were vested and all 7,500 Eligible Options were unvested.

Prior to the Expiration Date, an election is made to exchange all of the Eligible Options for New Options. On January 22, 2013, the New Option Grant Date, 5,639 New Options are issued, based on an exchange ratio of 1.33:1, at an assumed exercise price of $6.00 per share.

As of the New Option Grant Date, all 5,639 of the New Options would be unvested (7,500 unvested shares prior to the exchange, converted at an exchange ratio of 1.33:1). As of the New Option Grant Date, none of the New Options would be exercisable.

During the one one-year period following the New Option Grant Date, the New Options would continue to vest (according to a vesting schedule which will be similar to the vesting schedule that applied to the Eligible Options) such that on January 23, 2014, a total of 1,996 New Options will be vested reflecting (i) 1,409 shares which vested on the first anniversary of the grant date of the Eligible Option Grant (or 25% of the 5,639 New Options), and (ii) 587 shares reflecting monthly vesting from August 3, 2013 through January 23, 2014 (or 1/48th of the 5,639 New Options per month for 5 months), resulting in 3,643 unvested New Options.

Q12. What is the one-year blackout period?

A12. The one-year blackout period is a twelve-month period, beginning when the New Options are granted, during which employees will not be permitted to exercise or sell the New Options. The blackout period is a condition of the exchange program and is designed to satisfy legal requirements and promote employee retention. The New Options will continue to vest during the blackout period, even though they cannot be exercised or sold during this twelve-month time period.

Q13. What happens if my employment ends during the one-year blackout period?

A13. If your employment with the ServiceSource Group ends, then you will be required to exercise any outstanding vested options within the ninety-day post-termination exercise period provided in the 2011 Plan and the option agreements under which your New Options were granted. Consequently, if your employment ends more than ninety days before the 1-year anniversary of the New Option Grant Date, then you will forfeit your New Options because the blackout period will still be in effect when you reach the ninety-day post-termination deadline. For example, if you left the Company on September 30, 2013, you would have ninety days, or until December 29, 2013, to exercise any vested options you might have as of your termination date. Given that the one-year blackout period will still be in effect until January 22, 2014, you would not be able to exercise your New Options and they would therefore be forfeited.

Q14. If I participate in this offer, do I have to exchange all of my Eligible Options?

A14. No. You may pick and choose which of your outstanding Eligible Option Grants you wish to exchange. However, if you decide to participate in this offer and to exchange an Eligible Option Grant, you must elect to exchange all shares on a grant-by-grant basis (in other words, all shares subject to that Eligible Option Grant). We will not accept partial tenders of option grants, except that you may elect to exchange the entire remaining portion of an option grant that you previously exercised partially. You otherwise may not elect to exchange only some of the shares covered by any particular option grant. For example and except as otherwise described below, if you hold (1) an Eligible Option grant to purchase 1,000 shares, 700 of which you have already exercised, (2) an Eligible Option grant to purchase 1,000 shares, and (3) an Eligible Option grant to purchase 2,000 shares, you may elect to exchange:
  Your first option grant covering the entire remaining 300 shares,
  Your second option grant covering 1,000 shares,
  Your third option grant covering 2,000 shares,
  Two of your three option grants,
  All three of your option grants, or
  None of your option grants.

These are your only choices in the above example. (See Section 2.)

Q15. What happens if I have an option grant that is subject to a domestic relations order or comparable legal document as the result of the end of a marriage?

A15. If you have an Eligible Option that is subject to a domestic relations order (or comparable legal document as the result of the end of a marriage) and a person who is not an Eligible Employee beneficially owns a portion of that Eligible Option, you may accept this offer with respect to the entire remaining outstanding portion of the Eligible Option as long as you are the legal owner of the Eligible Option. As described in Q&A 14, we will not accept partial tenders of option grants, so you may not accept this offer with respect to a portion of an Eligible Option Grant that is beneficially owned by you while rejecting it with respect to the portion beneficially owned by someone else. As you are the legal owner of the Eligible Options, we will respect an election to exchange such Eligible Option Grant, pursuant to the offer, that is made by you and accepted by us and we will not be responsible to you or the beneficial owner of the Eligible Option Grant for any action taken by you with respect to such Eligible Option Grant.

Q16. When will my Exchanged Options be canceled?

A16. Your Exchanged Options will be canceled on the same calendar day that the offer expires and on which the New Options will be granted. This cancelation will occur after the expiration and before granting the New Options. We refer to this date as the Cancelation Date. We expect that the Cancelation Date will be January 22, 2013, unless the Offering Period is extended. If the Expiration Date is extended, then the Cancelation Date similarly will be delayed. (See Section 6.)

Q17. Once I surrender my Exchanged Options, is there anything I must do to receive the New Options?

A17. You must remain an Eligible Employee through the Cancelation Date for your exchanged options to be canceled and the New Option Grant Date in order to receive the New Options pursuant to the offer. Once your Exchanged Options have been canceled, there is nothing that you must do to receive your New Options. In order to continue to vest in the shares covered by the New Options, you will need to remain employed by the ServiceSource Group through the applicable vesting dates, as described in Q&A11. (See Section 1.)

Q18. When will I receive the New Options?

A18. We will grant the New Options on the New Option Grant Date. We expect the New Option Grant Date will be January 22, 2013. If the Expiration Date is delayed, the New Option Grant Date will be similarly delayed. If you are granted New Options, we will provide you with your option agreement promptly after the expiration of the offer. You may not exercise your New Options before the 1-year anniversary of the New Option Grant Date. If your service with the ServiceSource Group terminates before the 1-year anniversary of the New Option Grant Date, you may not be able to exercise your New Options before they expire. Following the 1-year anniversary of the New Option Grant Date, you will be able to exercise your New Options when and if your New Options vest. (See Section 6.)

Q19. Can I exchange shares of ServiceSource common stock that I acquired upon exercise of ServiceSource options?

A19. No. This offer relates only to certain outstanding options to purchase shares of ServiceSource common stock. You may not exchange shares of ServiceSource common stock in this offer. (See Section 2.)

Q20. Will I be required to give up all of my rights under the canceled options?

A20. Yes. Once we have accepted your Exchanged Options (other than In-The-Money Options), your Exchanged Options will be canceled and you will no longer have any rights under those options. We intend to cancel all Exchanged Options on the same calendar day as the Expiration Date. We refer to this date as the Cancelation Date. (See Section 6.)

Q21. If I receive New Options for Exchanged Options, will the terms and conditions of my New Options be the same as my Exchanged Options?

A21. No. The terms and conditions of your New Options will vary from the terms and conditions of your Exchanged Options. Your New Options will have a different exercise price as described in Q&A 10. (See Section 9.) Additional terms will be set forth in the option award agreement applicable to your New Option and any country-specific appendix thereto, if applicable.

Your New Options will be granted under and subject to the terms and conditions of the 2011 Plan and an option agreement and, if applicable, the country-specific appendix thereto between you and ServiceSource, and for U.K. resident Eligible Employees an election to transfer the employer's national insurance liability to the employee. The current forms of option agreements and country-specific appendix for grants made under the 2011 Plan are incorporated by reference as exhibits to the Schedule TO with which this Offer to Exchange has been filed and are available on the SEC website at www.sec.gov. If your Eligible Option was not granted under the same stock plan under which your New Options are granted, your New Options may have some additional terms that differ from those that applied to your Eligible Option. In no event may your New Options be exercised before the 1-year anniversary of the New Option Grant Date. If your service with the ServiceSource Group terminates before the 1-year anniversary of the New Option Grant Date, you may not be able to exercise your New Options before they expire. Please see Section 9 for a more complete discussion of the terms of your New Options under the 2011 Plan.

Q22. What happens to my options if I choose not to participate or if my options are not accepted for exchange?

A22. If you choose not to participate or your options are not accepted for exchange, your existing options will (a) remain outstanding until they are exercised or canceled or they expire by their original terms, (b) retain their current exercise price, (c) retain their current vesting schedule, and (d) retain all of the other terms and conditions as set forth in the relevant Plan and agreement related to such option grant. (See Section 6.)

Q23. How does ServiceSource determine whether an option has been properly tendered?

A23. We will determine, in our sole discretion, all questions about the validity, form, eligibility (including time of receipt) and acceptance of any options. We reserve the right to reject any election or any options tendered for exchange that we determine are not in an appropriate form, that we determine are unlawful to accept, that are not Eligible Options, or that are In-The-Money Options. We will accept all properly tendered Eligible Options (except Eligible Options that are In-The-Money Options) that are not validly withdrawn, subject to the terms of this offer. No tender of options will be deemed to have been made properly until all defects or irregularities have been cured or waived by us. We have no obligation to give notice of any defects or irregularities in any election and we will not incur any liability for failure to give any notice. (See Section 4.) For example, and in no way limiting the Company's ability to reject a form that it determines is not appropriate, if you fail to fully complete or alter in any way the election form or any of the related documents, the Company has the right to reject your election form. Our determination of these matters will be given the maximum deference permitted by law.

Q24. Will I have to pay taxes if I participate in the offer?

A24. If you participate in the offer and are a citizen or resident of the U.S., you generally will not be required under current U.S. law to recognize income for U.S. federal income tax purposes at the time of the exchange or the New Option Grant Date. However, you may have taxable income when you exercise your New Options or when you sell your shares. (See Section 14.)

If you are a citizen or tax resident of a country other than the U.S., the tax consequences of participating in this offer may be different for you. Please be sure to read the schedule for your country of residence in Schedules C and D attached to this offer, which discusses the tax and certain other consequences of participating in the offer.

For all employees, we recommend that you consult with your own tax advisor to determine the personal tax consequences to you of participating in this offer. If you are a citizen or tax resident of more than one country, transferred employment to another country since the date your Eligible Options were granted to you, or are considered a resident of another country for local law purposes, you should be aware that additional or different tax and social insurance consequences may apply to you.

Q25. If I receive New Options, will my New Options be incentive stock options or nonstatutory stock options for U.S. tax purposes?

A25. Your New Options will be nonstatutory stock options for purposes of U.S. tax law.

Please read the tax discussion in Section 14 of this Offer to Exchange and discuss the personal tax consequences of your Eligible Options and the New Options with your financial, legal and/or tax advisors. (See Section 9 and Section 14.)

Q26. Will I receive a new option agreement?

A26. Yes. All New Options will be subject to an option agreement and country-specific appendix thereto between you and ServiceSource, as well as to the terms and conditions of our 2011 Plan. The current form of option agreement and country-specific appendix for grants made under the 2011 Plan are incorporated by reference as exhibits to the Schedule TO with which this Offer to Exchange has been filed and are available on the SEC website at www.sec.gov. (See Section 9.)

Q27. Are there any conditions to this offer?

A27. Yes. The completion of this offer is subject to a number of customary conditions that are described in Section 7 of this Offer to Exchange. If any of these conditions are not satisfied, we will not be obligated to accept and exchange properly tendered Eligible Options, though we may do so at our sole discretion. (See Section 2 and Section 7.)

Q28. If you extend the offer, how will you notify me?

A28. If we extend this offer, we will issue a press release, email or other form of communication disclosing the extension no later than 6:00 a.m., Pacific Time, on the next calendar day following the previously scheduled Expiration Date. (See Section 2 and Section 16.)

Q29. How will you notify me if the offer is changed?

A29. If we change the offer, we will issue a press release, email or other form of communication disclosing the change no later than 6:00 a.m., Pacific Time, on the next calendar day following the day we change the offer. (See Section 2 and Section 16.)

Q30. May I change my mind about which Eligible Option Grants I want to exchange?

A30. Yes. You may change your mind after you have submitted an election and change the Eligible Option Grants you elect to exchange at any time before the offer expires by completing and submitting either (i) a new election via the offer website, email or facsimile to include more or less Eligible Option Grants in your election or (ii) a withdrawal via the offer website, email or facsimile to withdraw Eligible Option Grants. If we extend the Expiration Date, you may change your election at any time until the extended offer expires. You may elect to exchange additional Eligible Option Grants, fewer Eligible Option Grants, all of your Eligible Option Grants or none of your Eligible Option Grants. You may change your mind as many times as you wish, but you will be bound by the last properly submitted election and/or withdrawal we receive by the Expiration Date. Please be sure that any completed and new election form you submit includes all the Eligible Option Grants with respect to which you want to accept this offer and is clearly dated after your last-submitted election or withdrawal. (See Section 5.)

Q31. How do I withdraw my election?

A31. To withdraw some or all of the options that you previously elected to exchange, you must do one of the before 9:00 p.m., Pacific Time, on the Expiration Date.

Withdrawals via Offer Website

1. Log into the offer website via the link provided in the email announcing the offer or via https://servicesource.equitybenefits.com, by using the login instructions provided to you in the email you received from Khue Nguyen.

2. After logging into the offer website, click on the "MAKE/CHANGE MY ELECTION" link. You will be directed to your election form that contains the following personalized information with respect to each Eligible Option you hold, including:
  the grant date of the Eligible Option;
  the current exercise price per share of the Eligible Option; and
  the total number of outstanding shares subject to the Eligible Option.

Additionally, the form will indicate the selections you previously made with respect to Eligible Options you want to exchange pursuant to the terms of this offer.

3. Click the appropriate box next to each of your previously-selected Eligible Option Grants in order to remove the selection with respect those Eligible Option Grants you wish to withdraw from participation in the offer. Each time you make an election on the SOS website, please be sure to select either "Yes" or "No" with respect to each of your Eligible Option Grants. Select the "CONTINUE" button to proceed to the next page.

4. After completing the form, you will have the opportunity to review the changes you have made with respect to your Eligible Options. If you are satisfied with your changes, continue through the offer website. Select the "I AGREE" button to agree to the Agreement to Terms of Election and to submit your election.

5. You will be directed to the election confirmation page. Please print and keep a copy of the election confirmation page for your records.

Withdrawals via Fax or Email

If you want to use the offer website but are unable to submit your withdrawal via the offer website as a result of technical failures of the offer website, such as the offer website being unavailable or the offer website not accepting your election, or if you do not have access to the offer website for any reason, you may submit your withdrawal by email or facsimile by doing the following:

1. Properly complete, date and sign the withdrawal form that you received in the email from Khue Nguyen, dated December 21, 2012, that included the documents describing the offer.

2. Fax the properly completed withdrawal form to Khue Nguyen at (415) 962-3246 or send an email to Khue Nguyen at knguyen@servicesource.com with your properly completed withdrawal form attached to your email. We must receive your properly completed and submitted withdrawal form by the Expiration Date.

To obtain a paper withdrawal form, please contact Khue Nguyen via email at knguyen@servicesource.com or at (415) 901-7709.

Your delivery of all documents regarding the offer, including withdrawal forms, is at your own risk. Only responses that are complete and actually received by ServiceSource by the deadline via the offer website at https://servicesource.equitybenefits.com, email at knguyen@servicesource.com, or via facsimile at (415) 962-3246 will be accepted. Responses submitted by any other means, including hand delivery, interoffice, U.S. mail (or other post) and Federal Express (or similar delivery service) are not permitted. If you submit your election or withdrawal via the offer website, you should print and keep a copy of the Confirmation Statement on the offer website at the time that you complete and submit your election or withdrawal. The printed Confirmation Statement will provide evidence that you submitted your election or withdrawal. If you submit your election or withdrawal via email or facsimile, we intend to confirm the receipt of your election or withdrawal by email within two U.S. business days of receiving your election or withdrawal. If you have not received a Confirmation Statement, it is your responsibility to confirm that we have received your withdrawal. You should contact Khue Nguyen via email at knguyen@servicesource.com or at (415) 901-7709. Note that if you submit any election and/or withdrawal via email or facsimile within the last two U.S. business days prior to the expiration of the offer, time constraints may prevent ServiceSource from providing you with an email confirmation prior to the expiration of the offer. (See Section 5.)

Q32. What if I withdraw my election and then decide again that I want to participate in this offer?

A32. If you have withdrawn your election to participate and then decide again that you would like to participate in this offer, you may re-elect to participate by submitting a new properly completed electronic election form (or paper election form) accepting the offer before 9:00 p.m., Pacific Time, on the Expiration Date, in accordance with the procedures described in Q&A 2 (See Section 5.)

Q33. Are you making any recommendation as to whether I should exchange my Eligible Options?

A33. No. We are not making any recommendation as to whether you should accept this offer. We understand that the decision whether or not to exchange your Eligible Options in this offer will be a challenging one for many employees. The program involves risk (see "Risks of Participating in the Offer" for information regarding some of these risks), and there is no guarantee that you will receive greater value from your Eligible Options than from the New Options you would receive in exchange. As a result, you must make your own decision as to whether or not to participate in this offer. For questions regarding personal tax implications or other investment-related questions, you should talk to your own legal counsel, accountant, and/or financial advisor. (See Section 3.)

Q34. Who can I talk to if I have questions about the offer, or if I need additional copies of the offer documents?

A34. You should direct questions about this offer to your Khue Nguyen. To receive additional copies of this Offer to Exchange and the other offer documents, you should contact Khue Nguyen via email at knguyen@servicesource.com or at (415) 901-7709. (See Section 10.)

RISKS OF PARTICIPATING IN THE OFFER

Participating in the offer involves a number of risks, including those described below. This list highlights the material risks of participating in this offer. You should carefully consider these risks and are encouraged to speak with an investment and tax advisor as necessary before deciding to participate in the offer. In addition, we strongly urge you to read the sections in this Offer to Exchange discussing the tax consequences in the U.S. and Schedules C and D discussing the tax and other legal consequences for employees outside the U.S., as well as the rest of this Offer to Exchange for a more in-depth discussion of the risks that may apply to you before deciding to participate in the exchange offer.

In addition, this offer and our SEC reports include "forward-looking statements." When used in this Offer to Exchange, the words "anticipate," "believe," "estimate," "expect," "intend" and "plan" as they relate to us are intended to identify these forward-looking statements. Forward-looking statements in this section, elsewhere in this Offer to Exchange and in our SEC reports include, but are not limited to, statements related to changes in market conditions that impact our ability to generate service revenue on our customers' behalf; errors in estimates as to the service revenue we can generate for our customers; risks associated with material defects or errors in our software or the effect of data security breaches; our ability to adapt our solution to changes in the market or new competition; our ability to improve our customers' renewal rates, margins and profitability; our ability to increase our revenue and contribution margin over time from new and existing customers, including as a result of sales of our next-generation technology platform, Renew OnDemand, on a stand-alone subscription basis; our ability to effectively sell and/or implement Renew OnDemand; the potential effect of mergers and acquisitions on our customer base; business strategies and new sales initiatives; technology development; protection of our intellectual property; investment and financing plans; liquidity; competitive position; the effects of competition; industry environment; and potential growth opportunities. These forward-looking statements are dependent upon certain risks and uncertainties, including those set forth in this section and other factors described elsewhere in this Offer to Exchange. You should carefully consider these risks, in addition to the other information in this Offer to Exchange and in our other filings with the SEC. The documents we file with the SEC discuss some of the risks that could cause our actual results to differ from those contained or implied in the forward-looking statements.

The following discussion should be read in conjunction with the financial statements and notes to the financial statements attached as Schedule B and incorporated by reference, as well as our most recent Forms 10-K, 10-Q and 8- K filed with the SEC. We caution you not to place undue reliance on the forward-looking statements contained in this offer, which speak only as of the date hereof.

Economic Risks

If the price of our common stock increases after the date on which your options are canceled, your canceled options might be worth more than the New Options that you receive in exchange for them.

The exchange ratio of this offer is not one-for-one with respect to all options. Therefore, it is possible that, at some point in the future, your Exchanged Options would have been economically more valuable than the New Options granted pursuant to this exchange offer.

For example, assume that you exchange an option to purchase 1,000 shares with an exercise price per share of US$8.45, and assume the applicable exchange ratio entitles you to receive a New Option exercisable for 751 shares, with an exercise price of US$6.00. Assume, for illustrative purposes only, that the price of our common stock increases to US$20.00 per share. Under this example, if you had kept your Exchanged Options and exercised and sold the underlying shares at US$20.00 per share, you would have realized pre-tax gain of approximately US$11,550.00. However, if you exchanged your options and sold the underlying shares subject to the New Option grant (as the shares vest) at US20.00 per share, you would only realize a pre-tax gain of approximately US$10,514.00.

Each of your New Options will vest according to the same vesting schedule that applied to the Eligible Option it replaces, and you will not be able to exercise your New Options before the 1-year anniversary of the New Option Grant Date. If your New Options expire before they completely vest, you will not receive any value from the unvested portion of your New Options. If your New Options expire before the 1-year anniversary of the New Option Grant Date, you will not receive any value from any portion of your New Options.

If you do not remain employed by the ServiceSource Group through the date your New Options vest, you will not be able to exercise the unvested portion of your New Options. Instead, the unvested portion of your New Options will expire immediately upon your ceasing to provide such services. As a result, you may not receive any value from that unvested port of your New Options.

In addition, if you do not remain employed by the ServiceSource Group through the 1-year anniversary of the New Option Grant Date, you may not be able to exercise the vested portion of your New Options before your New Options expire. As a result, you may not receive any value from your New Options (including the vested portion of your New Options).

If we are acquired by or merge with another company, your canceled options might be worth more than the New Options that you receive in exchange for them.

A transaction involving us, such as a merger or other acquisition, could have a substantial effect on our stock price, including significantly increasing the price of our common stock. Depending on the structure and terms of this type of transaction, option holders who elect to participate in the offer might receive less of a benefit from the appreciation in the price of our common stock resulting from the merger or acquisition. This could result in a greater financial benefit for those option holders who did not participate in this offer and retained their original options.

Furthermore, a transaction involving us, such as a merger or other acquisition, could result in a reduction in our workforce. If you cease to be employed by the ServiceSource Group before part or all of your New Options vest, you will not receive any value from the unvested part of your New Options.

Tax effects of New Options

If you are a tax resident of multiple countries, there may be tax and social security and/or social insurance consequences of more than one country that apply to you.

If you are subject to the tax laws in more than one jurisdiction, you should be aware that there may be tax and social insurance consequences of more than one country that may apply to you. You should be certain to consult your own tax advisor to discuss these consequences.

Tax-related risks for non-U.S. option holders

Non-U.S. option holders should carefully review the schedule for their country of residence in Schedules C and D attached to this offer to determine whether participation in the offer could trigger any negative income tax, social insurance or other tax or legal consequences.

There are additional tax-related risks for employees who have transferred employment between two or more countries.

If you have been employed by the ServiceSource Group in more than one tax jurisdiction, you should be aware that there may be tax and social insurance contribution consequences in each jurisdiction that may apply to you. If you received your Eligible Options when you resided in one country but now reside in a different country, you may have a tax obligation in the country of the original grant in connection with the New Options received under this Offer to Exchange. You should be certain to consult your own tax advisor to discuss these consequences if you have transferred employment in more than one tax jurisdiction.

Risks Related to Our Business and Industry

Our quarterly results of operations may fluctuate as a result of numerous factors, many of which may be outside of our control.

Our quarterly operating results are likely to fluctuate. Some of the important factors that may cause our revenue, operating results and cash flows to fluctuate from quarter to quarter include:

  our ability to attract new customers and retain existing customers;

  our ability to effectively sell and implement Renew OnDemand;

  fluctuations in the value of end customer contracts delivered to us;

  fluctuations in close rates;

  changes in our commission rates;

  seasonality;

  loss of customers for any reason including due to acquisition;

  the mix of new customers as compared to existing customers;

  the length of the sales cycle for our solution, and our level of upfront investments prior to the period we begin generating sales associated with such investments;

  the timing of customer payments and payment defaults by customers;

  the amount and timing of operating costs and capital expenditures related to the operations of our business; including the development of new technologies such as Renew OnDemand;

  the rate of expansion, productivity and realignment of our direct sales force;

  the cost and timing of the introduction of new technologies or new services, including additional investments in Renew OnDemand;

  general economic conditions;

  technical difficulties or interruptions in delivery of our solution;

  changes in foreign currency exchange rates;

  changes in the effective tax rates;

  regulatory compliance costs, including with respect to data privacy;

  costs associated with acquisitions of companies and technologies;

  extraordinary expenses such as litigation or other dispute-related settlement payments; and

  the impact of new accounting pronouncements.

Many of the above factors are discussed in more detail elsewhere in these Risk Factors. Many of these factors are outside our control, and the variability and unpredictability of such factors could result in our failing to meet our revenue or operating results expectations for a given period. In addition, the occurrence of one or more of these factors might cause our operating results to vary widely which could lead to negative impacts on our margins, short-term liquidity or ability to retain or attract key personnel, and could cause other unanticipated issues. Accordingly, we believe that quarter-to-quarter comparisons of our revenue, operating results and cash flows may not be meaningful and should not be relied upon as an indication of future performance.

Our customer relationships and overall business will suffer if we encounter significant problems migrating customers to our next- generation technology platform, or if the new platform does not meet expectations.

We recently introduced Renew OnDemand, our next-generation service revenue management platform. This new platform will be the core foundation for our customer-facing cloud applications to be offered on a subscription basis, in addition to those we use for our internal operations. As of today, Renew OnDemand is largely unproven and we have little experience selling and/or implementing it for customers. We also have limited experience migrating customers from one platform to another. Given the complexity and significance of this transition, including as a result of the amount of customer data within our systems that will need to be accessed and migrated, our customer relationships, our reputation, and our overall business could be severely damaged if our implementations or migrations go poorly. In addition, we expect to incur additional expenses as a result of our near term plans to run dual technology platforms for several quarters as we commence the launch of Renew OnDemand while maintaining our existing technology platform, and if we experience any delay or technical problems as a result of the launch of and migration to Renew OnDemand, we may incur such expenses for much longer than anticipated. Similarly, even if the migrations go smoothly, our business operations and customer relationships will be at high risk if the new platform does not meet our performance expectations, or those of our customers. This could harm our business in numerous ways including, without limitation, a loss of revenue, lost customer contracts, and damage to our reputation.

Our revenue will decline if there is a decrease in the overall demand for our customers' products and services for which we provide service revenue management.

Our revenue is based on a pay-for-performance model under which we are paid a commission based on the service contracts we sell on behalf of our customers. If a particular customer's products or services fail to appeal to its end customers, our revenue may decline. In addition, if end customer demand decreases for other reasons, such as negative news regarding our customers or their products, unfavorable economic conditions, shifts in strategy by our customers away from promoting the service contracts we sell in favor of selling their other products or services to their end customers, or if end customers experience financial constraints and fail to renew the service contracts we sell, we may experience a decrease in our revenue as the demand for our customers' service contracts declines. Similarly, if our customers come under economic pressure, they may be more likely to terminate their contracts with as and/or seek to restructure those contracts, and for customers whose contracts are up for renewal, they may seek to renew those contracts on less favorable terms.

The market for our solution is relatively undeveloped and may not grow.

The market for service revenue management is still relatively undeveloped, has not yet achieved widespread acceptance and may not grow quickly or at all. Our success will depend to a substantial extent on the willingness of companies to engage a third party such as us to manage the sales of their support, maintenance and subscription contracts. Many companies have invested substantial personnel, infrastructure and financial resources in their own internal service revenue organizations and therefore may be reluctant to switch to a solution such as ours. Companies may not engage us for other reasons, including a desire to maintain control over all aspects of their sales activities and customer relations, concerns about end customer reaction, a belief that they can sell their support, maintenance and subscription services more cost-effectively using their internal sales organizations, perceptions about the expenses associated with changing to a new approach and the timing of expenses once they adopt a new approach, general reluctance to adopt any new and different approach to old ways of doing business, or other considerations that may not always be evident. New concerns or considerations may also emerge in the future. Particularly because our market is undeveloped, we must address our potential customers' concerns and explain the benefits of our approach in order to convince them to change the way that they manage the sales of support, maintenance and subscription contracts. If companies are not sufficiently convinced that we can address their concerns and that the benefits of our solution are compelling, then the market for our solution may not develop as we anticipate and our business will not grow.

Delayed or unsuccessful investment in new technology, services and markets may harm our financial results.

We plan to continue to invest significant resources in research and development in order to enhance our managed services offerings, Renew OnDemand and other new offerings that will appeal to customers and potential customers. We have undertaken the development of Renew OnDemand as our new technology to offer improved and more scalable service revenue management, including enhancements to our applications. The development of new products and services entails a number of risks that could adversely affect our business and operating results, including:

  the risk of diverting the attention of our management and our employees from the day-to-day operations of the business;

  insufficient revenue to offset increased expenses associated with research, development, operational and marketing activities; and

  write-offs of the value of such technology investments as a result of unsuccessful implementation or otherwise.

If Renew OnDemand or any of our other new or modified technology does not work as intended, is not responsive to user preferences or industry or regulatory changes, is not appropriately timed with market opportunity, or is not effectively brought to market, we may lose existing and potential customers or related service revenue opportunities, in which case our results of operations may suffer. The cost of future development of new service revenue management offerings or technologies also could require us to raise additional debt or equity financing. These actions could negatively impact the ownership percentages of our existing stockholders, our financial condition or our results of operations.

We plan to sell subscriptions to our cloud applications via Renew OnDemand separately from our integrated solution, which may not be successful and could impact revenue from our existing solution.

We currently derive a small portion of our revenue from subscriptions to our cloud applications for a few customers, and we plan to package and price the applications we offer on Renew OnDemand in a manner to generate more revenues from them using a subscription model. We may not find a successful market for our Renew OnDemand subscription applications. In addition, because we have limited prior experience selling technology subscriptions on a stand-alone basis, we may encounter technical and execution challenges that undermine the quality of the technology offering or cause us to fall short of customer expectations. We also have little experience in pricing our technology subscriptions separately, which could result in under pricing that damages our profit margins and other financial performance. It is also possible that selling a technology solution separate via Renew OnDemand from our integrated solution will result in a reduction in sales of our current offerings that we might otherwise have sold. An unsuccessful expansion of our business to promote a stand-alone subscription model for any of the foregoing reasons or otherwise would lead to a diversion of financial and managerial resources from our existing business and an inability to generate sufficient revenue to offset our investment costs.

Our estimates of service revenue opportunity under management and other metrics may prove inaccurate.

We use various estimates in formulating our business plans and analyzing our potential and historical performance, including our estimate of service revenue opportunity under management. We base our estimates upon a number of assumptions that are inherently subject to significant business and economic uncertainties and contingencies, many of which are beyond our control. Our estimates therefore may prove inaccurate.

Service revenue opportunity under management ("opportunity under management") is a forward-looking metric and is our estimate, as of a given date, of the value of all end customer service contracts that we will have the opportunity to sell on behalf of our customers over the subsequent twelve-month period. Opportunity under management is not a measure of our expected revenue. We estimate the value of such end customer contracts based on a combination of factors, including the value of end customer contracts made available to us by customers in past periods, the minimum value of end customer contracts that our customers are required to give us the opportunity to sell pursuant to the terms of their contracts with us, periodic internal business reviews of our expectations as to the value of end customer contracts that will be made available to us by customers, the value of end customer contracts included in the SPA and collaborative discussions with our customers assessing their expectations as to the value of service contracts that they will make available to us for sale. While the minimum value of end customer contracts that our customers are required to give us represents a portion of our estimated opportunity under management, a significant portion of the opportunity under management is estimated based on the other factors described above.

When estimating service revenue opportunity under management and other similar metrics, we must, to a large degree, rely on the assumptions described above, which may prove incorrect. These assumptions are inherently subject to significant business and economic uncertainties and contingencies, many of which are beyond our control. Our estimates therefore may prove inaccurate, causing the actual value of end customer contracts delivered to us in a given twelve-month period to differ from our estimate of opportunity under management. These factors include:

  the extent to which customers deliver a greater or lesser value of end customer contracts than may be required or otherwise expected;

  roll-overs of unsold service contract renewals from prior periods to the current period or future periods;

  changes in the pricing or terms of service contracts offered by our customers;

  increases or decreases in the end customer base of our customers;

  the extent to which the renewal rates we achieve on behalf of a customer early in an engagement affect the amount of opportunity that the customer makes available to us later in the engagement;

  customer cancellations of their contracts with us due to acquisitions or otherwise; and

  changes in our customers' businesses, sales organizations, sales processes or priorities, including changes in executive support for our partnership.

In addition, opportunity under management reflects our estimate for a forward twelve-month period and should not be used to estimate our opportunity for any particular quarter within that period.

If our security measures are breached or fail, resulting in unauthorized access to customer data, our solution may be perceived as insecure, the attractiveness of our solution to current or potential customers may be reduced and we may incur significant liabilities.

Our solution involves the storage and transmission of the proprietary information and protected data that we receive from our customers. We rely on proprietary and commercially available systems, software, tools and monitoring, as well as other processes, to provide security for processing, transmission and storage of such information. If our security measures are breached or fail as a result of third-party action, employee negligence, error, malfeasance or otherwise, unauthorized access to customer or end customer data may occur. Improper activities by third parties, advances in computer and software capabilities and encryption technology, new tools and discoveries and other events or developments may facilitate or result in a compromise or breach of our computer systems. Techniques used to obtain unauthorized access or to sabotage systems change frequently and generally are not recognized until launched against a target, and we may be unable to anticipate these techniques or implement adequate preventive measures. Our security measures may not be effective in preventing these types of activities, and the security measures of our third- party data centers and service providers may not be adequate.

Our customer contracts generally provide that we will indemnify our customers for data privacy breaches. If such a breach occurs, we could face contractual damages, damages and fees arising from our indemnification obligations, penalties for violation of applicable laws or regulations, possible lawsuits by affected individuals and significant remediation costs and efforts to prevent future occurrences. In addition, whether there is an actual or a perceived breach of our security, the market perception of the effectiveness of our security measures could be harmed significantly and we could lose current or potential customers.

We may be liable to our customers or third parties if we make errors in providing our solution or fail to properly safeguard their confidential information.

The solution we offer is complex, and we make errors from time to time. These may include human errors made in the course of managing the sales process for our customers as we interact with their end customers, or errors arising from our technology solution as it interacts with our customers' systems and the disparate data contained on such systems. Errors may also arise from the launch of and migration of our offerings to Renew OnDemand. The costs incurred in correcting any material errors may be substantial. In addition, as part of our business, we collect, process and analyze confidential information provided by our customers and prospective customers. Although we take significant steps to safeguard the confidentiality of customer information, we could be subject to claims that we disclosed their information without appropriate authorization or used their information inappropriately. Any claims based on errors or unauthorized disclosure or use of information could subject us to exposure for damages, significant legal defense costs, adverse publicity and reputational harm, regardless of the merits or eventual outcome of such claims.

If close rates fall short of our predictions, our customer relationships will be at risk, our revenue will suffer and our ability to grow and achieve broader market acceptance of our solution could be harmed.

Given our pay-for-performance pricing model, our revenue is directly tied to close rates. Close rates represent the percentage of the actual opportunity delivered that we renew on behalf of our customers. If the close rate for a particular customer is lower than anticipated, then our revenue for that customer will also be lower than projected. If close rates fall short of expectations across a broad range of customers, or if they fall below expectations for a particularly large customer, then the impact on our revenue and our overall business will be significant. In the event close rates are lower than expected for a given customer, our margins will suffer because we will have already incurred a certain level of costs in both personnel and infrastructure to support the engagement. This risk is compounded by the fact that many of our customer relationships are terminable if we fail to meet certain specified sales targets over a sustained period of time. If actual close rates fall to a level at which our revenue and customer contracts are at risk, then our financial performance will decline and we will be severely compromised in our ability to retain and attract customers. Increasing our customer base and achieving broader market acceptance of our solution depends, to a large extent, on how effectively our solution increases service sales. As a result, poor performance with respect to our close rates, in addition to causing our revenue, margins and earnings to suffer, will likely damage our reputation and prevent us from effectively developing and maintaining awareness of our brand or achieving widespread acceptance of our solution, in which case we could fail to grow our business and our revenue, margins and earnings would suffer.

If we are unable to compete effectively against current and future competitors, our business and operating results will be harmed.

The market for service revenue management is evolving. Historically, technology companies have managed their service renewals through internal personnel and relied upon technology ranging from Excel spreadsheets to internally-developed software to customized versions of traditional business intelligence tools and CRM or ERP software from vendors such as Oracle, SAP, salesforce.com and NetSuite. Some companies have made further investments in this area using firms such as Accenture and McKinsey for technology consulting and education services focused on service renewals. These internally-developed solutions represent the primary alternative to our integrated approach. We also face direct competition from smaller companies that offer specialized service revenue management solutions, typically providing technology for use by their customers' internal sales personnel.

We believe the principal competitive factors in our markets include the following:

  service revenue industry expertise, best practices, and benchmarks;

  performance-based pricing of solutions;

  ability to increase service revenue, renewal rates, and close rates;

  global capabilities;

  completeness of solution;

  ability to effectively represent customer brands to end customers and channel partners;

  size of upfront investment; and

  size and financial stability of operations.

We believe that more competitors will emerge. These competitors may have greater name recognition, longer operating histories, well-established relationships with customers in our markets and substantially greater financial, technical, personnel and other resources than we have. Potential competitors of any size may be able to respond more quickly and effectively than we can to new or changing opportunities, technologies, standards or customer or end customer requirements. Even if our solution is more effective than competing solutions, potential customers might choose new entrants unless we can convince them of the advantages of our integrated solution. We expect competition and competitive pressure, from both new and existing competitors, to increase in the future.

If there is a widespread shift away from business customers purchasing maintenance and support service contracts, we could be adversely impacted if we are not able to adapt to new trends or expand our target markets.

As a result of our historical concentration in the software and hardware industries, a significant portion of our revenue comes from the sale of maintenance and support service contracts for the software and hardware products used by our customers' end customers. Although we also sell other types of renewals, such as subscriptions to software-as-a-service offerings, those sales have to date constituted a relatively small portion of our revenue. The emergence of cloud computing and other alternative technology purchasing models, in which technology services are provided on a remote-access basis, may have a significant impact on the size of the market for traditional maintenance and support contracts. If these alternative models continue gaining traction and reduce the size of our traditional market, we will need to continue to adapt our solution to capitalize on these trends or our results of operations will suffer.

The loss of one or more of our key customers could slow our revenue growth or cause our revenue to decline.

A substantial portion of our revenue has to date come from a relatively small number of customers. For the nine months ended September 30, 2012, our top ten customers accounted for 49% of our revenue with one customer representing over 10% of our revenue. A relatively small number of customers may continue to account for a significant portion of our revenue for the foreseeable future. The loss of any of our significant customers for any reason, including the failure to renew our contracts, a change of relationship with any of our key customers or their acquisition as discussed below, may cause a significant decrease in our revenue.

Supporting our existing and growing customer base could strain our personnel resources and infrastructure, and if we cannot scale our operations and increase productivity, we may be unsuccessful in implementing our business plan.

In recent periods, we have experienced significant growth in our customer base, which has placed a strain on our management, administrative, operational and financial infrastructure. We anticipate that additional investments in sales personnel, information technology, infrastructure and research and development spending will be required to:

  scale our operations and increase productivity;

  address the needs of our customers;

  further develop and enhance our solution and offerings;

  develop new technology; and

  expand our markets and opportunity under management, including into new industry verticals and geographic areas.

Our success will depend in part upon our ability to manage our growth effectively. To do so, we must continue to increase the productivity of our existing employees and to hire, train and manage new employees as needed. To manage domestic and international growth of our operations and personnel, we will need to continue to improve our operational, financial and management controls and our reporting processes and procedures, and implement more extensive and integrated financial and business information systems. These additional investments will increase our operating costs, which will make it more difficult for us to offset any future revenue shortfalls by reducing expenses in the short term. Moreover, if we fail to scale our operations successfully and increase productivity, our overall business will be at risk.

Consolidation in the technology sector is continuing at a rapid pace, which could harm our business in the event that our customers are acquired and their contracts are cancelled.

Consolidation among technology companies in our target market has been robust in recent years, and this trend poses a risk for us. Acquisitions of our customers could lead to cancellation of our contracts with those customers by the acquiring companies and could reduce the number of our existing and potential customers. For example, Oracle has acquired a number of our customers in recent years, including our then largest customer, Sun Microsystems, in January 2010, and another customer, BEA Systems, in April 2008. Oracle has elected to terminate our service contracts with each customer because Oracle conducts its service revenue management internally. If mergers and acquisitions continue, we expect that some of the acquiring companies, and Oracle in particular, will terminate, renegotiate and/or elect not to renew our contracts with the companies they acquire, which would reduce our revenue.

We enter into long-term, commission-based contracts with our customers, and our failure to correctly price these contracts may negatively affect our profitability.

We enter into long-term contracts with our customers that are priced based on multiple factors determined in large part by the SPA we conduct for our customers. These factors include opportunity size, anticipated close rates and expected commission rates at various levels of sales performance. Some of these factors require forward looking assumptions that may prove incorrect. If our assumptions are inaccurate, or if we otherwise fail to correctly price our customer contracts, particularly those with lengthy contract terms, then our revenue, profitability and overall business operations may suffer. Further, if we fail to anticipate any unexpected increase in our cost of providing services, including the costs for employees, office space or technology, we could be exposed to risks associated with cost overruns related to our required performance under our contracts, which could have a negative effect on our margins and earnings.

Many of our customer contracts allow termination for our failure to meet certain performance conditions.

Although most of our customer contracts are subject to multi-year terms, these agreements often have termination rights if we fail to meet specified sales targets. During the SPA and contract negotiation phase with a customer, we typically negotiate minimum performance levels for the engagement. If we fail to meet our required targets and our customers choose to exercise their termination rights, our revenue could decline. These termination rights may also create instability in our revenue forecasts and other forward looking financial metrics.

Our business may be harmed if our customers rely upon our service revenue forecasts in their business and actual results are materially different.

The contracts that we enter into with our customers provide for sharing of information with respect to forecasts and plans for the renewal of maintenance, support and subscription agreements of our customers. Our customers may use such forecasted data for a variety of purposes related to their business. Our forecasts are based upon the data our customers provide to us, and are inherently subject to significant business, economic and competitive uncertainties, many of which are beyond our control. In addition, these forecasted expectations are based upon historical trends and data that may not be true in subsequent periods. Any material inaccuracies related to these forecasts could lead to claims on the part of our customers related to the accuracy of the forecasted data we provide to them, or the appropriateness of our methodology. Any liability that we incur or any harm to our brand that we suffer because of inaccuracies in the forecasted data we provide to our customers could impact our ability to retain existing customers and harm our brand and, ultimately, our business.

Changing global economic conditions and large scale economic shifts may impact our business.

Our overall performance depends in part on worldwide economic conditions that impact the technology sector and other technology-enabled industries such as healthcare, life sciences and industrial systems. For example, the recent economic downturn resulted in many businesses deferring technology investments, including purchases of new software, hardware and other equipment, and purchases of additional or supplemental maintenance, support and subscription services. To a certain extent, these businesses also slowed the rate of renewals of maintenance, support and subscription services for their existing technology base. A future downturn could cause business customers to stop renewing their existing maintenance, support and subscription agreements or contracting for additional maintenance services as they look for ways to further cut expenses, in which case our business could suffer.

Conversely, a significant upturn in global economic conditions could cause business purchasers to purchase new hardware, software and other technology products, which we generally do not sell, instead of renewing or otherwise purchasing maintenance, support and subscription services for their existing products. A general shift toward new product sales could reduce our near term opportunities for these contracts, which could lead to a decline in our revenue.

Our inability to expand our target markets could adversely impact our business and operating results.

We derive substantially all of our revenue from customers in certain sectors in the technology and technology-enabled healthcare and life sciences industries, and an important part of our strategy is to expand our existing customer base and win new customers in these industries. In addition, because of the service revenue opportunities that we believe exist beyond these industries, we intend to target new customers in additional industry vertical markets, such as technology-enabled building services. In connection with the expansion of our target markets, we may not have familiarity with such additional industry verticals, and our execution of such expansion could face risks where our Service Revenue Intelligence Platform is less developed within a particular new vertical. We may encounter customers in these previously untapped markets that have different pricing and other business sensitivities than we are used to managing. As a result of these and other factors, our efforts to expand our solution to additional industry vertical markets may not succeed, may divert management resources from our existing operations and may require us to commit significant financial resources to unproven parts of our business, all of which may harm our financial performance.

Our business and growth depend substantially on customers renewing their agreements with us and expanding their use of our solution for additional available markets. Any decline in our customer renewals or failure to expand their relationships with us could harm our future operating results.

In order for us to improve our operating results and grow, it is important that our customers renew their agreements with us when the initial contract term expires and that we expand our customer relationships to add new market opportunities and related service revenue opportunity under management. Our customers may elect not to renew their contracts with us after the initial terms have expired, and we cannot assure you that our customers will renew service contracts with us at the same or higher level of service, if at all, or provide us with the opportunity to manage additional opportunity. Although our renewal rates have been historically higher than those achieved by our customers prior to their using our solution, some customers have elected not to renew their agreements with us. Our customers' renewal rates may decline or fluctuate as a result of a number of factors, including their satisfaction or dissatisfaction with our solution and results, our pricing, mergers and acquisitions affecting our customers or their end customers, the effects of economic conditions or reductions in our customers' or their end customers' spending levels. If our customers do not renew their agreements with us, renew on less favorable terms or fail to contract with us for additional service revenue management opportunities, our revenue may decline and we may not realize improved operating results and growth from our customer base.

A substantial portion of our business consists of supporting our customers' channel partners in the sale of service contracts. If those channel partners become unreceptive to our solution, our business could be harmed.

Many of our customers, including some of our largest customers, sell service contracts through their channel partners and engage our solution to help those channel partners become more effective at selling service contract renewals. These channel partners may have access to some of our cloud applications, such as our Channel Sales Cloud, in addition to other sales support services we provide. In this context, the ultimate buyers of the service contracts are end customers of those channel partners, who then receive the actual services from our customers. In the event our customers' channel partners become unreceptive to our involvement in the renewals process, those channel partners could discourage our current or future customers from engaging our solution to support channel sales. This risk is compounded by the fact that large channel partners may have relationships with more than one of our customers or prospects, in which case the negative reaction of one or more of those large channel partners could impact multiple customer relationships. Accordingly, with respect to those customers and prospective customers who sell service contracts through channel partners, any significant resistance to our solution by their channel partners could harm our ability to attract or retain customers, which would damage our overall business operations.

We face long sales cycles to secure new customer contracts, making it difficult to predict the timing of specific new customer relationships.

We face a variable selling cycle to secure new customer agreements, typically spanning a number of months and requiring our effort to obtain and analyze our prospect's business through the SPA, for which we are not paid. Moreover, even if we succeed in developing a relationship with a potential new customer, the scope of the potential service revenue management engagement frequently changes over the course of the business discussions and, for a variety of reasons, our sales discussions may fail to result in new customer acquisitions. Consequently, we have only a limited ability to predict the timing and size of specific new customer relationships.

If we experience significant fluctuations in our anticipated growth rate and fail to balance our expenses with our revenue forecasts, our results could be harmed.

Due to our evolving business model, the uncertain size of our markets and the unpredictability of future general economic and financial market conditions, we may not be able to accurately forecast our growth rate. We plan our expense levels and investments based on estimates of future sales performance for our customers with respect to their end customers, future revenue and future customer acquisition. If our assumptions prove incorrect, we may not be able to adjust our spending quickly enough to offset the resulting decline in growth and revenue. Consequently, we expect that our gross margins, operating margins and cash flows may fluctuate significantly on a quarterly basis.

If we cannot efficiently implement our offering for customers, we may be delayed in generating revenue, fail to generate revenue and/or incur significant costs.

In general, our customer engagements are complex and may require lengthy and significant work to implement our offerings. As a result, we generally incur sales and marketing expenses related to the commissions owed to our sales representatives and make upfront investments in technology and personnel to support the engagements one to three months before we begin selling end customer contracts. Each customer's situation may be different, and unanticipated difficulties and delays may arise as a result of our failure, or that of our customer, to meet respective implementation responsibilities. If the customer implementation process is not executed successfully or if execution is delayed, we could incur significant costs without yet generating revenue, and our relationships with some of our customers may be adversely impacted.

Because competition for our target employees is intense, we may be unable to attract and retain the highly skilled employees we need to support our planned growth.

To continue to execute on our growth plan, we must attract and retain highly qualified sales representatives, engineers and other key employees in the international markets in which we have operations. Competition for these personnel is intense, especially for highly educated, qualified sales representatives. We have from time to time in the past experienced, and we expect to continue to experience in the future, difficulty in hiring and retaining highly skilled key employees with appropriate qualifications. If we fail to attract new sales representatives, engineers and other key employees, or fail to retain and motivate our most successful employees, our business and future growth prospects could be harmed.

The length of time it takes our newly-hired sales representatives to become productive could adversely impact our success rate, the execution of our overall business plan and our costs.

It can take twelve months or longer before our internal sales representatives are fully trained and productive in selling our solution to prospects and customers. This long ramp period presents a number of operational challenges as the cost of recruiting, hiring and carrying new sales representatives cannot be offset by the revenue such new sales representatives produce until after they complete their long ramp periods. Further, given the length of the ramp period, we often cannot determine if a sales representative will succeed until he or she has been employed for a year or more. If we cannot reliably develop our sales representatives to a productive level, or if we lose productive representatives in whom we have heavily invested, our future growth rates and revenue will suffer.

If we lose our top executives, or if we are unable to attract, hire, integrate and retain key personnel and other necessary employees, our business will be harmed.

Our future success depends on the continued contributions of our executives, each of whom may be difficult to replace. Our future success also depends in part on our ability to attract, hire, integrate and retain qualified service sales personnel, sales representatives and management level employees to oversee such sales forces. In particular, Michael Smerklo, our chairman of the board of directors and chief executive officer, is critical to the management of our business and operations and the development of our strategic direction. The loss of Mr.

Smerklo's services or those of our other executives, or our inability to continue to attract and retain high-quality talent, could harm our business.

We depend on revenue from sources outside the United States, and our international business operations and expansion plans are subject to risks related to international operations, and may not increase our revenue growth or enhance our business operations.

For the nine months ended September 30, 2012, approximately 37% of our revenue was generated from sales centers located outside of the United States. As a result of our continued focus on international markets, we expect that future revenue derived from international sources will continue to represent a significant portion of our total revenue.

A portion of the sales commissions earned from our international customers is paid in foreign currencies. As a result, fluctuations in the value of these foreign currencies may make our solution more expensive or cause resulting fluctuations in cost for international customers, which could harm our business. We currently do not undertake hedging activities to manage these currency fluctuations. In addition, if the effective price of the contracts we sell to the end customers were to increase as a result of fluctuations in the exchange rate of the relevant currencies, demand for such contracts could fall, which in turn would reduce our revenue.

Our growth strategy includes further expansion into international markets. Our international expansion may require significant additional financial resources and management attention, and could negatively affect our financial condition, cash flows and operating results. In addition, we may be exposed to associated risks and challenges, including:

  the need to localize and adapt our solution for specific countries, including translation into foreign languages and associated expenses;

  difficulties in staffing and managing foreign operations;

  different pricing environments, longer sales cycles and longer accounts receivable payment cycles and difficulties in collecting accounts receivable;

  new and different sources of competition;

  weaker protection for our intellectual property than in the United States and practical difficulties in enforcing our rights abroad;

  laws and business practices favoring local competitors;

  compliance obligations related to multiple, conflicting and changing foreign governmental laws and regulations, including employment, tax, privacy and data protection laws and regulations;

  increased financial accounting and reporting burdens and complexities;

  restrictions on the transfer of funds;

  adverse tax consequences; and

  unstable regional and economic political conditions.

We cannot assure you we will succeed in creating additional international demand for our solution or that we will be able to effectively sell service agreements in all of the international markets we enter.

We could experience significant problems implementing various new business software applications, including our new financial ERP system, which may negatively impact our internal operations.

We are in the process of upgrading and/or replacing various software systems and we, recently implemented a new financial ERP system. If the implementations of these new applications are delayed, or if we encounter unforeseen problems with our new systems or in migrating away from our existing applications and systems, our operations and our ability to plan and forecast our business could be negatively impacted.

We incur increased costs and demands upon management as a result of complying with the laws and regulations affecting public companies, which could adversely affect our operating results.

As a public company, we incur significant legal, accounting and other expenses that we did not incur as a private company, and greater expenditures may be necessary in the future with the advent of new laws, regulations and stock exchange listing requirements pertaining to public companies. The Sarbanes-Oxley Act of 2002 and the Dodd-Frank Act of 2010, as well as rules subsequently implemented by the Securities and Exchange Commission and The NASDAQ Stock Market LLC, impose various requirements on public companies, including establishing effective internal controls and certain corporate governance practices. Our management and other personnel devote a substantial amount of time to these compliance initiatives, and additional laws and regulations may divert further management resources. Moreover, if we are not able to comply with the requirements of new compliance initiatives in a timely manner, the market price of our stock could decline, and we could be subject to investigations and other actions by The NASDAQ Stock Market LLC, the Securities and Exchange Commission, or other regulatory authorities, which would require additional financial and management resources.

In particular, we are required to evaluate our internal control over financial reporting in connection with Section 404 of the Sarbanes-Oxley Act, and our independent registered public accounting firm will be required to report on our internal control over financial reporting starting with our Annual Report on Form 10-K for 2012. This assessment will need to include disclosure of any material weaknesses in our internal control over financial reporting identified by our management, as well as our independent registered public accounting firm's report on our internal control over financial reporting. Compiling the system and processing documentation needed to comply with such requirements is costly and challenging, and as a public company and to manage our growth, we are required to implement and maintain various other control and business systems related to our equity, finance, treasury, information technology, other recordkeeping systems and other operations. We may not be able to complete our evaluation, testing and any required remediation in a timely fashion. During the evaluation and testing processes, if we identify one or more material weaknesses in our internal control over financial reporting, we will be unable to assert that our internal control over financial reporting is effective. If we are unable to assert that our internal control over financial reporting is effective, if our independent registered public accounting firm is unable to express an opinion on the effectiveness of our internal control over financial reporting, or if we are unable to remedy any material weakness in our internal control over financial reporting or implement or maintain other effective control or business systems, our financial statements may be inaccurate, we may face restricted access to the capital markets and our stock price may be adversely affected.

Changes in the U.S. and foreign legal and regulatory environment that affect our operations, including those relating to privacy, data security and cross-border data flows, could pose a significant risk to our company by disrupting our business and increasing our expenses.

We are subject to a wide variety of laws and regulations in the United States and the other jurisdictions in which we operate, and changes in the level of government regulation of our business have the potential to materially alter our business practices with resultant increases in costs and decreases in profitability. Depending on the jurisdiction, those changes may come about through new legislation, the issuance of new regulations or changes in the interpretation of existing laws and regulations by a court, regulatory body or governmental official. Sometimes those changes may have both prospective and retroactive effect, which is particularly true when a change is made through reinterpretation of laws or regulations that have been in effect for some time.

Privacy and data security are rapidly evolving areas of regulation, and additional regulation in those areas, some of it potentially difficult and costly for us to accommodate, is frequently proposed and occasionally adopted. Laws in many countries and jurisdictions, particularly in the European Union and Canada, govern the requirements related to how we store, transfer or otherwise process the private data provided to us by our customers. In addition, the centralized nature of our information systems at the data and operations centers that we use requires the routine flow of data relating to our customers and their respective end customers across national borders, both with respect to the jurisdictions within which we have operations and the jurisdictions in which we provide services to our customers. If this flow of data becomes subject to new or different restrictions, our ability to serve our customers and their respective customers could be seriously impaired for an extended period of time. For example, we participate in the U.S. Department of Commerce Safe Harbor Framework to govern our treatment of data and data flow with respect to our customers and their respective customers across various jurisdictions. We also have entered into various model contracts and related contractual provisions to enable these data flows. For any jurisdictions in which these measures are not recognized or otherwise not compliant with the laws of the countries in which we process data, or where more stringent data privacy laws are enacted irrespective of international treaty arrangements or other existing compliance mechanisms, we could face increased compliance expenses and face penalties for violating such laws or be excluded from those markets altogether, in which case our operations could be materially damaged.

If we do not adequately protect our intellectual property rights, our competitive position and our business may suffer.

We rely upon a combination of trademark, copyright and trade secret law and contractual terms to protect our intellectual property rights, all of which provide only limited protection. Our success depends, in part, upon our ability to establish, protect and enforce our intellectual property and other proprietary rights. If we fail to protect or effectively enforce our intellectual property rights, others may be able to compete against us using intellectual property that is the same as or similar to our own. In addition, we cannot assure you that our intellectual property rights are sufficient to provide us with a competitive advantage against others who offer services similar to ours.

While we have filed patent applications to protect our intellectual property, we cannot assure you that any issued patents arising from our applications will provide the protection we seek, or that any future patents issued to us will not be challenged, invalidated or circumvented. Also, we cannot assure you that we will obtain any copyright or trademark registrations from our pending or future applications or that any of our trademarks will be enforceable or provide adequate protection of our proprietary rights.

We also rely in some circumstances on trade secrets to protect our technology. Trade secrets may lose their value if not properly protected. We endeavor to enter into non-disclosure agreements with our employees, customers, contractors and business partners to limit access to and disclosure of our proprietary information. The steps we have taken, however, may not prevent unauthorized use of our technology, and adequate remedies may not be available in the event of unauthorized use or disclosure of our trade secrets and proprietary technology. However, trade secret protection does not prevent others from reverse engineering or independently developing similar technologies. In addition, reverse engineering, unauthorized copying or other misappropriation of our trade secrets could enable third parties to benefit from our technology without paying for it.

Accordingly, despite our efforts, we may be unable to prevent third parties from infringing or misappropriating our intellectual property and using our technology for their competitive advantage. Any such infringement or misappropriation could have a material adverse effect on our business, results of operations and financial condition. Monitoring infringement of our intellectual property rights can be difficult and costly, and enforcement of our intellectual property rights may require us to bring legal actions against infringers. Infringement actions are inherently uncertain and therefore may not be successful, even when our rights have been infringed. Even if such actions are successful, they may require a substantial amount of resources and divert our management's attention.

Claims by others that we infringe or violate their intellectual property could force us to incur significant costs and require us to change the way we conduct our business.

Numerous technology companies including potential competitors protect their intellectual property rights by means such as patents, trade secrets, copyrights and trademarks. We have not conducted an independent review of patents issued to third parties. Additionally, because patent applications in the United States and many other jurisdictions are kept confidential for 18 months before they are published, we may be unaware of pending patent applications that relate to our proprietary technology. From time to time we may receive letters from other parties alleging, or inquiring about, possible breaches of their intellectual property rights.

Any party asserting that we infringe its proprietary rights would force us to defend ourselves, and possibly our customers, against the alleged infringement. The technology industry is characterized by the existence of a large number of patents, copyrights, trademarks and trade secrets and by frequent litigation based on allegations of infringement or other violations of intellectual property rights. Moreover, the risk of such a lawsuit will likely increase as we become larger, the scope of our solution and technology expands and the number of competitors in our market increases. Any such claims or litigation could:

  be time-consuming and expensive to defend, and deplete our financial resources, whether meritorious or not;

  require us to stop providing the services that use the technology that infringes the other party's intellectual property;

  divert the attention of our technical and managerial resources away from our business;

  require us to enter into royalty or licensing agreements with third parties, which may not be available on terms that we deem acceptable, if at all;

  prevent us from operating all or a portion of our business or force us to redesign our technology, which could be difficult and expensive and may make the performance or value of our solution less attractive;

  subject us to significant liability for damages or result in significant settlement payments; or

  require us to indemnify our customers as we are required by contract to indemnify some of our customers for certain claims based upon the infringement or alleged infringement of any third party's intellectual property rights resulting from our customers' use of our intellectual property.

During the course of any intellectual property litigation, confidential information may be disclosed in the form of documents or testimony in connection with discovery requests, depositions or trial testimony. Disclosure of our confidential information and our involvement in intellectual property litigation could harm us. In addition, any uncertainties resulting from the initiation and continuation of any litigation could significantly limit our ability to continue our operations and could harm our relationships with current and prospective customers. Any of the foregoing could disrupt our business and have a material adverse effect on our operating results and financial condition.

In addition, we may incorporate open source software into our technology solution. The terms of many open source licenses have not been interpreted by United States or foreign courts, and there is a risk that such licenses could be construed in a manner that imposes unanticipated conditions or restrictions on our commercialization of any of our solutions that may include open source software. As a result, we will be required to analyze and monitor our use of open source software closely. As a result of the use of open source software, we could be required to seek licenses from third parties in order to develop such future products, re-engineer our products, discontinue sales of our solutions or release our software code under the terms of an open source license to the public. Given the nature of open source software, there is also a risk that third parties may assert copyright and other intellectual property infringement claims against us based on any use of such open source software, as more generally discussed with respect to general intellectual property claims.

Various risks could affect our worldwide operations, including numerous events outside of our control, exposing us to significant costs that could adversely affect our operations and customer confidence.

We conduct operations throughout the world, including our headquarters in the United States and various operations in Ireland, Malaysia, Singapore and the United Kingdom. Such worldwide operations expose us to potential operational disruptions and costs as a result of a wide variety of events, including local inflation or economic downturn, currency exchange fluctuations, political turmoil, labor issues, terrorism, natural disasters and pandemics. Any such disruptions or costs could have a negative effect on our ability to provide our solution or meet our contractual obligations, the cost of our solution, customer satisfaction, our ability to attract or maintain customers, and, ultimately, our profits.

Natural disasters or other catastrophic events may cause damage or disruption to our operations, international commerce and the global economy, and thus could have a strong negative effect on us. Our business operations are subject to interruption by natural disasters, fire, power shortages, pandemics and other events beyond our control. Such events could make it difficult or impossible for us to deliver our solution to our customers, and could decrease demand for our solution. The majority of our research and development activities, corporate headquarters, information technology systems and other critical business operations are located near major seismic faults in the San Francisco Bay Area. Because we may not have insurance coverage that would cover quake-related losses, and significant recovery time could be required to resume operations, our financial condition and operating results could be materially adversely affected in the event of a major earthquake or catastrophic event.

Terrorist attacks and other acts of violence or war may adversely affect worldwide financial markets and could potentially lead to economic recession, which could adversely affect our business, results of operations, financial condition and cash flows. These events could adversely affect our customers' levels of business activity and precipitate sudden significant changes in regional and global economic conditions and cycles.

The technology we currently use may not operate properly, which could damage our reputation, give rise to claims against us or divert application of our resources from other purposes, any of which could harm our business and operating results.

The technology we currently use, which includes our cloud based applications as well as the technology components of our Service Revenue Intelligence Platform, may contain or develop unexpected defects or errors.

There can be no assurance that performance problems or defects in our technology will not arise in the future. Errors may result from receipt, entry or interpretation of customer or end customer information or from the interface of our technology with legacy systems and data that are outside of our control. Despite testing, defects or errors may arise in our solution. Any defects and errors that we discover in our technology and any failure by us to identify and effectively address them could result in loss of revenue or market share, liability to customers or others, failure to achieve market acceptance or expansion, diversion of development resources, injury to our reputation, and increased costs. Defects or errors in our technology may discourage existing or potential customers from contracting with us. Correction of defects or errors could prove impossible or impracticable. The costs incurred in correcting any defects or errors or in responding to resulting claims or liability may be substantial and could adversely affect our operating results.

Disruptions in service or damage to the data center that hosts our data and our locations could adversely affect our business.

Our operations depend on our ability to maintain and protect our data servers and cloud applications, which are located in a data center operated for us by a third party. We cannot control or assure the continued or uninterrupted availability of this third-party data center. In addition, our information technologies and systems, as well as our data center, are vulnerable to damage or interruption from various causes, including natural disasters, war and acts of terrorism and power losses, computer systems failures, Internet and telecommunications or data network failures, operator error, losses of and corruption of data and similar events. Although we conduct business continuity planning and maintain certain insurance for certain events, the situations for which we plan, and the amount of insurance coverage we maintain, may prove inadequate in any particular case. In addition, the occurrence of any of these events could result in interruptions, delays or cessations in the delivery of the solutions we offer to our customers. Any of these events could impair or prohibit our ability to provide our solution, reduce the attractiveness of our solution to current or potential customers and adversely impact our financial condition and results of operations.

In addition, despite the implementation of security measures, our infrastructure, data center, operations and other centers or systems that we interface with, including the Internet and related systems, may be vulnerable to physical intrusions, hackers, improper employee or contractor access, computer viruses, programming errors, denial-of-service attacks or other attacks by third parties.

Any failure or interruptions in the Internet infrastructure, bandwidth providers, data center providers, other third parties or our own systems for providing our solution to customers could negatively impact our business.

Our ability to deliver our solution is dependent on the development and maintenance of the infrastructure of the Internet and other telecommunications services by third parties. Such services include maintenance of a reliable network backbone with the necessary speed, data capacity and security for providing reliable Internet access and services and reliable telecommunications systems that connect our global operations. While our solution is designed to operate without interruption, we have experienced and expect that we will in the future experience interruptions and delays in services and availability from time to time. We rely on internal systems as well as third-party vendors, including data center, bandwidth, and telecommunications equipment providers, to provide our solution. We do not maintain redundant systems or facilities for some of these services. In the event of a catastrophic event with respect to one or more of these systems or facilities, we may experience an extended period of system unavailability, which could negatively impact our relationship with our customers.

Additional government regulations may reduce the size of market for our solution, harm demand for our solution and increase our costs of doing business.

Any changes in government regulations that impact our customers or their end customers could have a harmful effect on our business by reducing the size of our addressable market or otherwise increasing our costs. For example, with respect to our technology-enabled healthcare and life sciences customers, any change in U.S. Food and Drug Administration or foreign equivalent regulation of, or denial, withholding or withdrawal of approval of, our customers' products could lead to a lack of demand for service revenue management with respect to such products. Other changes in government regulations, in areas such as privacy, export compliance or anti-bribery statutes, such as the U.S. Foreign Corrupt Practices Act, could require us to implement changes in our services or operations that increase our cost of doing business and thereby hurt our financial performance.

The future success of our business depends upon the continued use of the Internet as a primary medium for commerce, communication and business applications. Federal, state or foreign government bodies or agencies have in the past adopted, and may in the future adopt, laws or regulations affecting data privacy and the use of the Internet as a commercial medium. In addition, government agencies or private organizations may begin to impose taxes, fees or other charges for accessing the Internet. These laws or charges could limit the growth of Internet-related commerce or communications generally, result in a decline in the use of the Internet and the viability of Internet-based applications such as ours and reduce the demand for our solution.

We operate and offer our services in many jurisdictions and, therefore, may be subject to state, local and foreign taxes that could harm our business.

We operate service sales centers in multiple locations. Some of the jurisdictions in which we operate, such as Ireland, give us the benefit of either relatively low tax rates, tax holidays or government grants, in each case that are dependent on how we operate or how many jobs we create and employees we retain. We plan on utilizing such tax incentives in the future as opportunities are made available to us. Any failure on our part to operate in conformity with applicable requirements to remain qualified for any such tax incentives or grants may result in an increase in our taxes. In addition, jurisdictions may choose to increase rates at any time due to economic or other factors, such as the current economic situation in Ireland. Any such rate increases may harm our results of operations.

In addition, we may lose sales or incur significant costs should various tax jurisdictions impose taxes on either a broader range of services or services that we have performed in the past. We may be subject to audits of the taxing authorities in any such jurisdictions that would require us to incur costs in responding to such audits. Imposition of such taxes on our services could result in substantial unplanned costs, would effectively increase the cost of such services to our customers and may adversely affect our ability to retain existing customers or to gain new customers in the areas in which such taxes are imposed.

If we acquire companies or technologies in the future, they could prove difficult to integrate, disrupt our business, dilute stockholder value and adversely affect our operating results and the value of our common stock.

As part of our business strategy, we may acquire, enter into joint ventures with, or make investments in companies, services and technologies that we believe to be complementary. Acquisitions and investments involve numerous risks, including:

  difficulties in identifying and acquiring technologies or businesses that will help our business;

  difficulties in integrating operations, technologies, services and personnel;

  diversion of financial and managerial resources from existing operations;

  the risk of entering new markets in which we have little to no experience;

  risks related to the assumption of known and unknown liabilities;

  potential litigation by third parties, such as claims related to intellectual property or other assets acquired or liabilities assumed;

  the risk of write-offs of goodwill and other intangible assets;

  delays in customer engagements due to uncertainty and the inability to maintain relationships with customers of the acquired businesses;

  inability to generate sufficient revenue to offset acquisition or investment costs;

  incurrence of acquisition-related costs;

  harm to our existing business relationships with business partners and customers as a result of the acquisition;

  the key personnel of the acquired entity or business may decide not to work for us or may not perform according to our expectations; and

  use of substantial portions of our available cash or dilutive issuances of equity securities or the incurrence of debt to consummate the acquisition.

As a result, if we fail to properly evaluate acquisitions or investments, we may not achieve the anticipated benefits of any such acquisitions, we may incur costs in excess of what we anticipate and management resources and attention may be diverted from other necessary or valuable activities.

Risks Related to Owning Our Common Stock

Our share price has been volatile and is likely to be volatile in the future.

The trading price of our common stock is likely to be highly volatile and could be subject to wide fluctuations in response to various factors. Further, our common stock has a limited trading history. In addition to the risks described in this section, factors that may cause the market price of our common stock to fluctuate include:

  fluctuations in our quarterly financial results or the quarterly financial results of companies perceived to be similar to us as discussed in more detail elsewhere in these "Risks of Participating in the Offer;"

  failing to achieve our revenue or earnings expectations, or those of investors or analysts;

  changes in estimates of our financial results or recommendations by securities analysts;

  recruitment or departure of key personnel;

  investors' general perception of us;

  volatility inherent in prices of technology company stocks;

  adverse publicity;

  the volume of trading in our common stock, including sales upon exercise of outstanding options;

  sales of shares of our common stock by existing stockholders;

  regulatory developments in our target markets affecting us, our customers or our competitors;

  terrorist attacks or natural disasters or other such events impacting countries where we or our customers have operations; and

  actual or perceived changes in general economic, industry and market conditions.

In addition, if the stock market in general experiences a loss of investor confidence, the trading price of our common stock could decline for reasons unrelated to our business, financial condition or results of operations.

Some companies that have had volatile market prices for their securities have had securities class actions filed against them. If a suit were filed against us, regardless of its merits or outcome, it would likely result in substantial costs and divert management's attention and resources. This could have a material adverse effect on our business, operating results and financial condition.

Our actual results may differ significantly from any guidance that we may issue in the future.

From time to time, we may release financial guidance or other forward looking statements in our earnings releases, earnings conference calls or otherwise, regarding our future performance that represent our management's estimates as of the date of release. If given, this guidance will be based on forecasts prepared by our management. These forecasts are not prepared with a view toward compliance with published accounting guidelines, and neither our registered public accountants nor any other independent expert or outside party compiles or examines the forecasts and, accordingly, no such person expresses any opinion or any other form of assurance with respect to such forecasts. The principal reason that we may release guidance is to provide a basis for our management to discuss our business outlook with analysts and investors. We do not accept any responsibility for any projections or reports published by any such third persons. Guidance is necessarily speculative in nature, and it can be expected that some or all of the assumptions of any future guidance furnished by us may not materialize or may vary significantly from actual future results.

Concentration of ownership among our existing executive officers, directors and their affiliates may prevent new investors from influencing significant corporate decisions.

Our directors and executive officers and their affiliates beneficially own, in the aggregate, approximately 41% of our outstanding common stock as of December 31, 2011. As a result, these stockholders will be able to determine substantially all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions, such as a merger or other sale of our company or its assets. This concentration of ownership could limit the ability of other stockholders to influence corporate matters and may have the effect of delaying or preventing a third party from acquiring control over us.

Anti-takeover provisions contained in our certificate of incorporation and bylaws, as well as provisions of Delaware law, could impair a takeover attempt.

Our certificate of incorporation, by laws and Delaware law contain provisions that could have the effect of rendering more difficult or discouraging an acquisition deemed undesirable by our board of directors. Our corporate governance documents include provisions:

  authorizing blank check preferred stock, which could be issued by our board of directors without stockholder approval, with voting, liquidation, dividend and other rights superior to our common stock;

  classifying our board of directors, staggered into three classes, only one of which is elected at each annual meeting;

  limiting the liability of, and providing indemnification to, our directors and officers;

  limiting the ability of our stockholders to call and bring business before special meetings and to take action by written consent in lieu of a meeting;

  requiring advance notice of stockholder proposals for business to be conducted at meetings of our stockholders and for nominations of candidates for election to our board of directors;

  controlling the procedures for the conduct and scheduling of stockholder meetings;

  providing the board of directors with the express power to postpone previously scheduled annual meetings and to cancel previously scheduled special meetings;

  limiting the determination of the number of directors on our board and the filling of vacancies or newly created seats on the board to our board of directors then in office; and

  providing that directors may be removed by stockholders only for cause.

These provisions, alone or together, could delay hostile takeovers and changes in control or changes in our management.

As a Delaware corporation, we are also subject to provisions of Delaware law, including Section 203 of the Delaware General Corporation law, which limits the ability of stockholders owning in excess of 15% of our outstanding common stock to merge or combine with us.

Any provision of our certificate of incorporation, by laws or Delaware law that has the effect of delaying or deterring a change in control could limit the opportunity for our stockholders to receive a premium for their shares of our common stock, and could also affect the price that some investors are willing to pay for our common stock.

If securities or industry analysts do not publish or cease publishing research or reports about us, our business or our market, or if they change their recommendations regarding our stock, our stock price and trading volume could decline.

The trading market for our common stock will depend in part on the research and reports that securities or industry analysts publish about us or our business. If any of these analysts cease coverage of our company, the trading price and trading volume of our stock could be negatively impacted. If analysts downgrade our stock or publish unfavorable research about our business, our stock price would also likely decline.

THE OFFER

1. Eligibility.

You are an "Eligible Employee" and may participate in the offer if you are an employee of the ServiceSource Group and your principal work location is in an Eligible Country as of the start of the offer through the Cancelation Date.

To receive a grant of New Options, you must continue to be an employee of the ServiceSource Group and work in an Eligible Country through the New Option Grant Date. The New Option Grant Date will be the same calendar day as the Cancelation Date. If you do not continue to be an employee of the ServiceSource Group or work in an Eligible Country through the New Option Grant Date, you will keep your current Eligible Options and they will vest and expire in accordance with their terms. If we do not extend the offer, the New Option Grant Date is expected to be January 22, 2013. Except as provided by applicable law and/or any employment agreement between you and the ServiceSource Group, your employment with the ServiceSource Group will remain "at-will" regardless of your participation in the offer and can be terminated by you or your employer at any time with or without cause or notice. In order to continue to vest in your New Options, you generally must remain employed by the ServiceSource Group through each relevant vesting date.

2. Number of New Options; Expiration Date.

Subject to the terms and conditions of this offer, we generally will accept for exchange options granted with an exercise price greater than US$5.75 per share under the Plans that are held by Eligible Employees, are outstanding and unexercised as of Expiration Date, and that are properly elected to be exchanged, and are not validly withdrawn, before 9:00 p.m., Pacific Time, on the Expiration Date. In order to be eligible, options must be outstanding on the Expiration Date. For example, if a particular option grant expires during the Offering Period, that option grant is not eligible for exchange. In addition, if the fair market value of our common stock increases during the Offering Period, we will not accept for exchange any Eligible Option that is an In-The-Money Option.

Participation in this offer is completely voluntary. You may decide which of your Eligible Option Grants you wish to exchange. If you hold more than one Eligible Option Grant, however, you may choose to exchange one or more of such Eligible Option Grants without having to exchange all of your Eligible Option Grants. If you elect to participate in this offer, you must exchange all of the shares subject to any particular Eligible Option Grant that you choose to exchange. We will not accept partial tenders of option grants. If you elect to participate in this offer with respect to any partially exercised Eligible Option Grant, you must exchange the entire remaining portion of such option grant.

For example, if you hold (1) an Eligible Option Grant to purchase 1,000 shares, 700 of which you have already exercised, (2) an Eligible Option Grant to purchase 1,000 shares, and (3) an Eligible Option Grant to purchase 3,000 shares, you may choose to exchange all three option grants, or only two of the three option grants, or only one of the three grants, or none at all. You may not elect to exchange a partial amount under any option grant (such as an election to exchange only 150 shares of the remaining 300 shares under the first option grant).

If you have an option that is subject to a domestic relations order (or comparable legal document as the result of the end of a marriage) and a person who is not an Eligible Employee of the ServiceSource Group beneficially owns a portion of that option, you may accept this offer with respect to the entire remaining outstanding portion of the option grant if so directed by the beneficial owner as to his or her portion in accordance with the domestic relations order or comparable legal documents. As described above, we will not accept partial tenders of option grants, so you may not accept this offer with respect to a portion of an Eligible Option Grant that is beneficially owned by you while rejecting it with respect to the portion beneficially owned by someone else. As you are the legal owner of the Eligible Options, we will respect an election to exchange such Eligible Option Grant pursuant to the offer that is made by you and accepted by us and we will not be responsible to you or the beneficial owner of the Eligible Option Grant for any action taken by you with respect to such Eligible Option Grant.

For example, if you are an Eligible Employee and you hold an Eligible Option Grant to purchase 3,000 shares that is subject to a domestic relations order, 1,000 shares of which are beneficially owned by your former spouse, and you have exercised 500 of the remaining 2,000 shares, then you may elect to exchange the 2,500 shares that remain outstanding subject to the Eligible Option Grant, or you may elect not to participate in the offer at all with respect to this option grant. These are your only choices with respect to this option grant.

New Options

All Eligible Employees who properly tender Eligible Options (except for Eligible Employees who tender only Eligible Options that are In-The-Money Options) pursuant to this offer will receive New Options. The per share exercise price of the New Options will be the fair market value of a share of ServiceSource's common stock on the New Option Grant Date.

Exchange Ratios

Subject to the terms of this offer and upon our acceptance of your properly tendered options, each Exchanged Option (except Exchanged Options that are In-The-Money Options) will be canceled and replaced with a New Option to purchase a reduced number of shares of our common stock equal to (a) the number of options you exchange divided by (b) an exchange ratio.

For purposes of applying the exchange ratios, fractional shares subject to New Options will be rounded down to the nearest whole share. The exchange ratios will be applied on a grant-by-grant basis. This means that the various Eligible Options you hold may be subject to different exchange ratios. For purposes of this offer, including the exchange ratios, the term "option" generally refers to an option to purchase one share of our common stock.

The following table represents the exchange ratios applicable to the offer.

Exercise Price of Eligible Stock Option	Grant Date of Eligible Stock Option	If you elect to participate, you will receive:
US$5.80	December 16, 2010	One (1) share for every 1.04 shares subject to the Exchanged Options
US$6.20	February 9, 2011	One (1) share for every 1.12 shares subject to the Exchanged Options
US$8.45 ~~-~~ 	August 3, 2012	One (1) share for every 1.33 shares subject to the Exchanged Options
US$12.30	October 26, 2011	One (1) share for every 2.40 shares subject to the Exchanged Options
US$14.11	May 4, 2011	One (1) share for every 3.33 shares subject to the Exchanged Options
US$14.64	December 19, 2011	One (1) share for every 3.10 shares subject to the Exchanged Options
US$16.48	April 26, 2012	One (1) share for every 3.30 shares subject to the Exchanged Options
US$17.36	February 7, 2012	One (1) share for every 3.39 shares subject to the Exchanged Options
US$17.98	September 9, 2011	One (1) share for every 4.34 shares subject to the Exchanged Options

For example:

  an Eligible Option to purchase 1,000 shares with an exercise price of US$8.45 per share can be exchanged for a New Option to purchase 751 shares;

  an Eligible Option to purchase 1,000 shares with an exercise price of US$14.64 per share can be exchanged for a New Option to purchase 322 shares;

  an Eligible Option to purchase 1,000 shares with an exercise price of US$17.98 per share can be exchanged for a New Option to purchase 230 shares.

You can review a list of your Eligible Options and the exercise prices of those stock options by accessing your account at https://servicesource.equitybenefits.com.

All New Options will be subject to the terms of our 2011 Equity Incentive Plan (the "2011 Plan"), and to an option agreement and country-specific appendix thereto entered into between you and ServiceSource. Under no circumstances will New Options be exercisable before the 1-year anniversary of the New Option Grant Date. If your service with the ServiceSource Group terminates before the 1-year anniversary of the New Option Grant Date, you may not be able to exercise your New Options before they expire. The current form of option agreement and country-specific appendix under the 2011 Plan is incorporated by reference as an exhibit to the Schedule TO with which this Offer to Exchange has been filed. If you are an Eligible Employee outside the U.S., your New Options may be subject to additional terms and conditions set forth in a country-specific appendix to the option agreement to facilitate legal compliance, and New Options granted to U.K. resident Eligible Employees are subject to an election to transfer the employer's national insurance liability to the employee.

The Expiration Date for this offer will be 9:00 p.m., Pacific Time, on January 22, 2013, unless we extend the offer. We may, in our sole discretion, extend the offer, in which event the Expiration Date will refer to the latest time and date at which the extended offer expires. See Section 16 of this Offer to Exchange for a description of our rights to extend, terminate, and amend the offer.

3. Purpose of the offer.

The primary purpose of this offer is to improve the retention and incentive benefits of our equity awards. We believe that this offer will foster retention of valuable employees of the ServiceSource Group, provide meaningful incentive to them, and better align the interests of employees and stockholders to maximize stockholder value. The offer also will have the added benefit of reducing the number of shares subject to outstanding equity awards (we refer to this as our "overhang"). A reduced overhang will decrease the potential dilution of stockholders' interests.

We issued the currently outstanding options to attract and retain the best available personnel and to provide incentive to employees of the ServiceSource Group. Our stock price remains at a relatively low level on a historical basis. Some of our outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price for our stock. These options are commonly referred to as being "underwater." By making this offer, we intend to provide Eligible Employees with the opportunity to own New Options that over time may have a greater potential than the underwater options to increase in value.

Except as otherwise disclosed in this offer or in our SEC filings, we presently have no plans or proposals that relate to or would result in:

  Any extraordinary transaction, such as a merger, reorganization or liquidation involving ServiceSource;

  Any purchase, sale or transfer of a material amount of our assets;

  Any material change in our present dividend policy, or our indebtedness or capitalization;

  Any change in our present board of directors or management, including, but not limited to, any plans or proposals to change the number or term of directors or to fill any existing board vacancies or to change any named executive officer's material terms of employment, except our announcement regarding our CFO's pending retirement and search for a replacement, and our ongoing opportunistic search for additional director candidates to augment our board;

  Any other material change in our corporate structure or business;

  Our common stock being delisted from the NASDAQ Global Select Market or not being authorized for quotation in an automated quotation system operated by a national securities association;

  Our common stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act;

  The suspension of our obligation to file reports pursuant to Section 15(d) of the Exchange Act;

  The acquisition by any person of a material amount of our securities or the disposition of a material amount of any of our securities; or

  Any change in our certificate of incorporation or bylaws, or any actions that may impede the acquisition of control of us by any person.

Neither we nor our board of directors makes any recommendation as to whether you should accept this offer, nor have we authorized any person to make any such recommendation. You should evaluate carefully all of the information in this offer and consult your own investment and tax advisors. You must make your own decision about whether to participate in this offer.

4. Procedures for electing to exchange options.

Proper election to exchange options.

Participation in this offer is voluntary. If you are an Eligible Employee, at the start of the offer you will receive an email from Michael Smerklo, our Chairman and Chief Executive Officer, announcing the offer and an email from Khue Nguyen with details on how to access the offer website. If you want to participate in the offer, you must make an election in one of the manners described below before the Expiration Date, currently expected to be 9:00 p.m., Pacific Time, on January 22, 2013.

Elections via Offer Website

1. To submit an election via the offer website, click on the link to the offer website in the email you received from Khue Nguyen or go to the offer website at https://servicesource.equitybenefits.com.

2. Log into the offer website using the login instructions provided to you in the email you received from Khue Nguyen.

3. After logging into the offer website, click on the "MAKE/CHANGE MY ELECTION" link. You will be directed to your election form that contains the following personalized information with respect to each Eligible Option you hold, including:

  the grant date of the Eligible Option;

  the current exercise price per share of the Eligible Option; and

  the total number of outstanding shares subject to the Eligible Option.

4. Select the appropriate box next to each of your Eligible Option Grants to indicate your choice whether to exchange your Eligible Options in accordance with the terms of this offer. Each time you make an election on the SOS website, please be sure to select either "Yes" or "No" with respect to each of your Eligible Option Grants. Select the "CONTINUE" button to proceed to the next page.

5. After completing the election form, you will have the opportunity to review the elections you have made with respect to your Eligible Options. If you are satisfied with your elections, continue the election process as instructed through the offer website. Select the "I AGREE" button to agree to the Agreement to Terms of Election and to submit your election.

6. You will be directed to the election confirmation page. Please print and keep a copy of the election confirmation page for your records.

Elections via Fax or Email

If you want to use the offer website but are unable to submit your election via the offer website as a result of technical failures of the offer website, such as the offer website being unavailable or the offer website not accepting your election, or if you do not have access to the offer website for any reason, you may submit your election by email or facsimile by doing the following:

1. Properly complete, sign and date the election form that you received in the email from Khue Nguyen, dated December 21, 2012, that included the documents describing the offer.

2. Fax the properly completed election form to Khue Nguyen at (415) 962-3246 or send an email to Khue Nguyen at knguyen@servicesource.com with your properly completed election form attached to your email. We must receive your properly completed and submitted election form by the Expiration Date.

To obtain a paper election form, please contact Khue Nguyen via email at knguyen@servicesource.com or at (415) 901-7709.

If you elect to exchange any Eligible Option Grant in this offer, you must elect to exchange all shares subject to that Eligible Option Grant. If you hold more than one Eligible Option Grant, however, you may choose to exchange one or more of such Eligible Option Grants without having to exchange all of your Eligible Option Grants. To help you recall your outstanding Eligible Options and give you the information necessary to make an informed decision, please refer to the grant information available via the offer website that lists your Eligible Option Grants, the grant date of your Eligible Options, the current exercise price per share of your Eligible Options, and the number of outstanding shares subject to your Eligible Options. If you need an election form or other offer documents or are unable to access your grant information via the offer website, you may contact Khue Nguyen via email at knguyen@servicesource.com or at (415) 901-7709.

This is a one-time offer, and we will strictly enforce the Offering Period. We reserve the right to reject any elections to exchange options that we determine are not in appropriate form or that we determine are unlawful to accept. Subject to the terms and conditions of this offer, we will accept all properly tendered options promptly after the expiration of this offer.

We may extend this offer. If we extend this offer, we will issue a press release, email or other communication disclosing the extension no later than 6:00 a.m., Pacific Time, on the U.S. business day following the previously scheduled Expiration Date.

Your delivery of all documents regarding the offer, including elections and withdrawals, is at your risk. If you submit your election or withdrawal via the offer website, you should print and keep a copy of the Confirmation Statement on the offer website at the time that you complete and submit your election or withdrawal. The printed Confirmation Statement will provide evidence that you submitted your election or withdrawal. If you submit your election or withdrawal via email or facsimile, we intend to confirm the receipt of your election or withdrawal by email within two U.S. business days of receiving your election or withdrawal. If you have not received a Confirmation Statement, it is your responsibility to confirm that we have received your election and/or any withdrawal. You should contact Khue Nguyen via email at knguyen@servicesource.com or at (415) 901-7709. Note that if you submit any election and/or withdrawal via email or facsimile within the last two U.S. business days prior to the expiration of the offer, time constraints may prevent ServiceSource from providing you with an email confirmation prior to the expiration of the offer. Only responses that are properly completed and actually received by ServiceSource by the deadline by the offer website, email, or facsimile will be accepted. Responses submitted by any other means, including hand delivery, interoffice or U.S. mail (or other post) and Federal Express (or similar delivery service), are not permitted.

This is a one-time offer, and we will strictly enforce the election period. We reserve the right to reject any elections to exchange options that we determine are not in appropriate form or that we determine are unlawful to accept, as determined by the Company in its sole discretion. For example, and in no way limiting the Company's ability to reject a form that it determines is not appropriate, if you fail to fully complete or alter in any way the election form or any of the related documents, the Company has the right to reject your election form. Subject to the terms and conditions of this offer, we will accept all properly tendered Eligible Options (except Eligible Options that are In-The-Money Options) promptly after the expiration of this offer.

Our receipt of your election form is not by itself an acceptance of your options for exchange. For purposes of this offer, we will be deemed to have accepted options for exchange that are validly elected to be exchanged, that are not In-The-Money Options, and that are not properly withdrawn as of the time when we give oral or written notice to the option holders generally of our acceptance of options for exchange. We may issue this notice of acceptance by press release, email or other form of communication. Options accepted for exchange will be canceled on the Cancelation Date, which we presently expect will be January 22, 2013.

Determination of validity; rejection of options; waiver of defects; no obligation to give notice of defects.

We will determine, in our sole discretion, all questions as to the validity, form, eligibility (including time of receipt) and acceptance of any options. Our determination of these matters will be given the maximum deference permitted by law. We reserve the right to reject any election form or any options elected to be exchanged that we determine are not in appropriate form or that we determine are unlawful to accept. We will accept all properly tendered Eligible Options (except Eligible Options that are In-The-Money Options) that are not validly withdrawn. We also reserve the right to waive any of the conditions of the offer or any defect or irregularity in any tender of any particular options or for any particular option holder, provided that if we grant any such waiver, it will be granted with respect to all option holders and tendered options. No tender of options will be deemed to have been properly made until all defects or irregularities have been cured by the tendering option holder or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in tenders, nor will anyone incur any liability for failure to give any notice. This is a one-time offer. We will strictly enforce the Offering Period, subject only to an extension that we may grant in our sole discretion.

Our acceptance constitutes an agreement.

Your election to exchange options through the procedures described above constitutes your acceptance of the terms and conditions of this offer. Our acceptance of your options for exchange will constitute a binding agreement between ServiceSource and you upon the terms and subject to the conditions of this offer.

5. Withdrawal rights and change of election.

You may withdraw some or all of the options that you previously elected to exchange only in accordance with the provisions of this section. You may withdraw some or all of the options that you previously elected to exchange at any time by the expiration of the offer, which is expected to occur at 9:00 p.m., Pacific Time, on January 22, 2013. If we extend the offer, you may withdraw your options at any time until the extended expiration date.

In addition, although we intend to accept all validly tendered options promptly after the expiration of this offer, if we have not accepted your options by 9:00 p.m., Pacific Time, on February 20, 2013, you may withdraw your options at any time thereafter.

To withdraw some or all of the options that you previously elected to exchange, you must do one of the before 9:00 p.m., Pacific Time, on the Expiration Date.

Withdrawals via Offer Website

1. Log into the offer website via the link provided in the email announcing the offer or via https://servicesource.equitybenefits.com, by using the login instructions provided to you in the email you received from Khue Nguyen.

2. After logging into the offer website, click on the "MAKE/CHANGE MY ELECTION" link. You will be directed to your election form that contains the following personalized information with respect to each Eligible Option you hold, including:

  the grant date of the Eligible Option;

  the current exercise price per share of the Eligible Option; and

  the total number of outstanding shares subject to the Eligible Option.

Additionally, the form will indicate the selections you previously made with respect to Eligible Options you want to exchange pursuant to the terms of this offer.

3. Click the appropriate box next to each of your previously-selected Eligible Options Grants in order to remove the selection with respect those Eligible Options Grants you wish to withdraw from participation in the offer. Each time you make an election on the SOS website, please be sure to select either "Yes" or "No" with respect to each of your Eligible Option Grants. Select the "CONTINUE" button to proceed to the next page.

4. After completing the form, you will have the opportunity to review the changes you have made with respect to your Eligible Options. If you are satisfied with your changes, continue through the offer website. Select the "I AGREE" button to agree to the Agreement to Terms of Election and to submit your election.

5. You will be directed to the election confirmation page. Please print and keep a copy of the election confirmation page for your records.

Withdrawals via Fax or Email

If you want to use the offer website but are unable to submit your withdrawal via the offer website as a result of technical failures of the offer website, such as the offer website being unavailable or the offer website not accepting your election, or if you do not have access to the offer website for any reason, you may submit your withdrawal by email or facsimile by doing the following:

1. Properly complete, date and sign the withdrawal form that you received in the email from Khue Nguyen, dated December 21, 2012, that included the documents describing the offer.

2. Fax the properly completed withdrawal form to Khue Nguyen at (415) 962-3246 or send an email to Khue Nguyen at knguyen@servicesource.com with your properly completed withdrawal form attached to your email. We must receive your properly completed and submitted withdrawal form by the Expiration Date.

To obtain a paper withdrawal form, please contact Khue Nguyen via email at knguyen@servicesource.com or at (415) 901-7709.

General Information:

You may change your mind as many times as you wish, but you will be bound by the last properly submitted election and/or withdrawal we receive before 9:00 p.m., Pacific Time, on the Expiration Date. Any options that you do not withdraw will be bound pursuant to your prior election form.

If you withdraw some or all of your Eligible Option Grants, you may elect to exchange the withdrawn option grants again at any time before 9:00 p.m., Pacific Time, on the Expiration Date. All option grants that you withdraw will be deemed not properly tendered for purposes of the offer, unless you subsequently properly elect to exchange such Eligible Option Grants before 9:00 p.m., Pacific Time, on the Expiration Date. To reelect to exchange some or all of your Eligible Option Grants, you must submit a new election to ServiceSource by the Expiration Date by following the procedures described in Section 4 of this Offer to Exchange. This new election form must be properly completed, signed and dated after your original election form and after your withdrawal form and must list all Eligible Option Grants you wish to exchange. Upon our receipt of your properly completed and signed withdrawal form, any prior election will be disregarded.

Neither we nor any other person is obligated to give you notice of any defects or irregularities in any withdrawal or any election, nor will anyone incur any liability for failure to give any notice. We will determine, in our sole discretion, all questions as to the form and validity, including time of receipt, of withdrawals and elections. Our determination of these matters will be given the maximum deference permitted by law. However, you have all rights accorded to you under applicable law to challenge a determination in a court of competent jurisdiction. Only a court of competent jurisdiction can make a determination that will be final and binding upon the parties.

Your delivery of all documents regarding the offer, including any withdrawals and any new elections, is at your risk. Only responses that are properly completed and actually received by ServiceSource by the deadline will be accepted. Responses submitted by any other means, including hand delivery, interoffice or U.S. mail (or other post) and Federal Express (or similar delivery service), are not permitted. If you submit your election or withdrawal via the offer website, you should print and keep a copy of the Confirmation Statement on the offer website at the time that you complete and submit your election or withdrawal. The printed Confirmation Statement will provide evidence that you submitted your election or withdrawal. If you submit your election or withdrawal via email or facsimile, we intend to confirm the receipt of your election or withdrawal by email within two U.S. business days of receiving your election or withdrawal. If you have not received a Confirmation Statement, it is your responsibility to confirm that we have received your election and/or any withdrawal. You should contact Khue Nguyen via email at knguyen@servicesource.com or at (415) 901-7709. Note that if you submit any election and/or withdrawal via email or facsimile within the last two U.S. business days prior to the expiration of the offer, time constraints may prevent ServiceSource from providing you with an email confirmation prior to the expiration of the offer.

6. Acceptance of options for exchange and issuance of New Options.

Upon the terms and conditions of this offer and promptly following the expiration of this offer, we will accept for exchange and cancel all Eligible Options that are properly elected for exchange, that are not In-The-Money Options, and that are not validly withdrawn before the expiration of this offer. In addition, as discussed in Sections 9 and 14 of this Offer to Exchange, your New Options will be classified as nonstatutory stock options for U.S. tax purposes. Once the options are canceled, you will no longer have any rights with respect to those options. Subject to the terms and conditions of this offer, if your options are properly tendered by you for exchange and accepted by us, these options will be canceled as of the Cancelation Date.

Subject to our rights to terminate the offer, discussed in Section 16 of this Offer to Exchange, we will accept promptly after the expiration date all properly tendered options that are not validly withdrawn. We will give oral or written notice to the option holders generally of our acceptance for exchange of the options. This notice may be made by press release, email or other method of communication.

We will grant the New Options on the New Option Grant Date. Each New Option will be granted under our 2011 Plan and will be subject to an option agreement and country-specific appendix thereto between you and ServiceSource and for U.K. resident Eligible Employees an election to transfer the employer's national insurance liability to the employee. The number of New Options you will receive will be determined in accordance with the exchange ratios described in Section 2 of this Offer to Exchange. After the Expiration Date, we will send you your new option agreement(s) and any applicable country-specific appendix. After the 1-year anniversary of the New Option Grant Date, you will be able to exercise your vested New Options when and if your New Options vest, in accordance with the vesting schedules described in Section 9 of this Offer to Exchange. If your service with the ServiceSource Group terminates before the 1-year anniversary of the New Option Grant Date, you may not be able to exercise your New Options before they expire.

Options that we do not accept for exchange will remain outstanding until they are exercised or canceled or expire by their terms and will retain their current exercise price, current vesting schedule and current term.

7. Conditions of the offer.

Notwithstanding any other provision of this offer, we will not be required to accept any options tendered for exchange, and we may terminate the offer, or postpone our acceptance and cancelation of any options tendered for exchange, in each case, subject to Rule 13e-4(f)(5) under the Exchange Act, if at any time on or after the date this offer begins, and before the Expiration Date, any of the following events has occurred, or has been determined by us, in our reasonable judgment, to have occurred:

  There will have been threatened or instituted or be pending any action, proceeding or litigation seeking to enjoin, make illegal or delay completion of the offer or otherwise relating in any manner, to the offer;

  Any order, stay, judgment or decree is issued by any court, government, governmental authority or other regulatory or administrative authority and is in effect, or any statute, rule, regulation, governmental order or injunction will have been proposed, enacted, enforced or deemed applicable to the offer, any of which might restrain, prohibit or delay completion of the offer or impair the contemplated benefits of the offer to us (see Section 3 of this Offer to Exchange for a description of the contemplated benefits of the offer to us);

  There will have occurred:

    any general suspension of trading in, or limitation on prices for, our securities on any national securities exchange or in an over-the-counter market in the U.S.,

    the declaration of a banking moratorium or any suspension of payments in respect of banks in the U.S.,

    any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that, in our reasonable judgment, might affect the extension of credit to us by banks or other lending institutions in the U.S., in our reasonable judgment, any extraordinary or material adverse change in U.S. financial markets generally,

    the commencement, continuation or escalation of a war or other national or international calamity directly or indirectly involving the U.S., or if any of the situations described above existed at the time of commencement of this offer and that situation, in our reasonable judgment, deteriorates materially after commencement of this offer;

  A tender or exchange offer, other than this exchange offer by us, for some or all of our shares of outstanding common stock, or a merger, acquisition or other business combination proposal involving us, will have been proposed, announced or made by another person or entity or will have been publicly disclosed or we will have learned that:

    any person, entity or "group" within the meaning of Section 13(d)(3) of the Exchange Act acquires more than 5% of our outstanding shares of common stock, other than a person, entity or group that had publicly disclosed such ownership with the SEC prior to the date of commencement of this offer, any such person, entity or group that had publicly disclosed such ownership prior to such date will acquire additional common stock constituting more than 1% of our outstanding shares, or any new group will have been formed that beneficially owns more than 5% of our outstanding shares of common stock that in our judgment in any such case, and regardless of the circumstances, makes it inadvisable to proceed with this offer or with such acceptance for exchange of Eligible Options;

  There will have occurred any change, development, clarification or position taken in generally accepted accounting principles that could or would require us to record for financial reporting purposes compensation expense against our earnings in connection with the offer, other than as contemplated as of the commencement date of this offer (as described in Section 12 of this Offer to Exchange);

  Any event or events occur that have resulted or is reasonably likely to result, in our reasonable judgment, in a material adverse change in our business or financial condition;

  Any event or events occur that have resulted or may result, in our reasonable judgment, in a material impairment of the contemplated benefits of the offer to us (see Section 3 of this Offer to Exchange for a description of the contemplated benefits of the offer to us); or

  Any rules or regulations by any governmental authority, the National Association of Securities Dealers, the NASDAQ Global Select Market, or other regulatory or administrative authority or any national securities exchange have been enacted, enforced, or deemed applicable to ServiceSource.

If any of the above events occur, we may:

  Terminate this offer and promptly return all tendered Eligible Options to tendering holders;

  Complete and/or extend this offer and, subject to your withdrawal rights, retain all tendered Eligible Options until the extended exchange offer expires;

  Amend the terms of this offer; or

  Waive any unsatisfied condition and, subject to any requirement to extend the period of time during which this offer is open, complete this offer.

The conditions to this offer are for our benefit. We may assert them in our sole discretion regardless of the circumstances giving rise to them before the Expiration Date. We may waive any condition, in whole or in part, at any time and from time to time before the Expiration Date, in our sole discretion, whether or not we waive any other condition to the offer. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights, but will be deemed a waiver of our ability to assert the condition that was triggered with respect to the particular circumstances under which we failed to exercise our rights. Any determination we make concerning the events described in this Section 7 will be given the maximum deference permitted by law. However, you have all rights accorded to you under applicable law to challenge a determination in a court of competent jurisdiction. Only a court of competent jurisdiction can make a determination that will be final and binding upon the parties.

8. Price range of shares underlying the options.

Our Common Stock is listed on The NASDAQ Global Select Market under the symbol "SREV." The following table sets forth for the periods indicated the high and low sales price per share of our Common Stock as reported on The NASDAQ Global Select Market.

	Year Ended December 31, 2012		Year Ended December 31, 2011
	High	Low	High	Low
First Quarter	US$18.00	US$14.38	US$14.00	US$11.50
Second Quarter	US$16.78	US$11.28	US$23.60	US$11.29
Third Quarter	US$13.99	US$7.73	US$23.38	US$11.80
Fourth Quarter (to December 18, 2012)	US$10.77	US$4.01	US$15.90	US$11.85

On December 18, 2012, the last reported sale price of our common stock, as reported by the NASDAQ Global Select Market, was US$5.89 per share.

You should evaluate current market quotes for our common stock, among other factors, before deciding whether or not to accept this offer.

9. Source and amount of consideration; terms of New Options.

Consideration.

We will issue New Options in exchange for Eligible Options (other than In-The-Money Options) properly elected to be exchanged by you and accepted by us for such exchange and accepted by us for such exchange. Subject to the terms and conditions of this offer, upon our acceptance of your properly tendered Eligible Options (which will not include any In-The-Money Option), you will be entitled to receive New Options based on the exchange ratios described in Section 2 of this Offer to Exchange. For purposes of applying the exchange ratios, fractional New Options will be rounded down to the nearest whole New Option on a grant by grant basis. In addition, each of your New Options will vest according to the same vesting schedule that applied to the Eligible Option it replaces, as described below under "Vesting" and "Exercisability." Under no circumstances will any New Option be exercisable before the 1-year anniversary of the New Option Grant Date. If your service with the

ServiceSource Group terminates before the 1-year anniversary of the New Option Grant Date, you may not be able to exercise your New Options before they expire.

If we receive and accept tenders from Eligible Employees of all options eligible to be tendered, subject to the terms and conditions of this offer, we will grant New Options to purchase a total of approximately 3,110,000 shares of our common stock, or approximately 4.1% of the total shares of our common stock outstanding as of December 18, 2012.

General terms of New Options.

New Options will be nonstatutory stock options granted under our 2011 Plan. Each New Option will be subject to the terms of the 2011 Plan and to an option agreement between you and ServiceSource, including any applicable country-specific provisions in the appendix thereto and for U.K. resident Eligible Employees an election to transfer the employer's national insurance liability to the employee. The terms and conditions of the New Options will vary from the terms and conditions of the options that you tendered for exchange. Each of your New Options will have the same vesting schedule and term as the option being tendered for exchange. Under no circumstances will you be able to exercise your New Options before the 1-year anniversary of the New Option Grant Date. Consequently, if your service with the ServiceSource Group terminates before the 1-year anniversary of the New Option Grant Date, you may not be able to exercise your New Options before they expire. Any shares subject to New Options that do not vest before the New Options expire will be forfeited to ServiceSource and will never vest. As a result, you will not receive any value from that unvested part of your New Options.

The following description summarizes the material terms of our 2011 Plan. Our statements in this Offer to Exchange concerning the 2011 Plan and the New Options are merely summaries and do not purport to be complete. The statements are subject to, and are qualified in their entirety by reference to, the 2011 Plan and the form of option agreement, including any applicable country-specific appendix, under the 2011 Plan, which have been filed as exhibits to the Schedule TO of which this offer is a part. Please contact us at ServiceSource International, Inc., 634 Second Street, San Francisco, California 94107, U.S.A., Attention: Khue Nguyen (telephone: (415) 901-7709, to receive a copy of the 2011 Plan and the form of option agreement thereunder. We will promptly furnish you copies of these documents upon request at our expense.

2011 Plan

The 2011 Plan permits the granting of options, stock appreciation rights, restricted stock awards, restricted stock unit awards, performance unit awards, performance shares and other stock or cash awards. As of December 18, 2012, the maximum number of shares of common stock subject to options and all awards (including options) currently outstanding under the 2011 Plan was approximately 3,710,000, and 6,524,000 shares, respectively. The maximum number of shares available for future issuance under the 2011 Plan following the closing of the Exchange Program depends on the actual participation in the offer by Eligible Employees. In the event of 100% participation in the Exchange Program, we anticipate having a total of approximately 14,238,000 shares of ServiceSource common stock authorized for the issuance of awards under the 2011 Plan after the Offer Closing Date, of which approximately 7,638,000 would be available for the issuance of new awards. The 2011 Plan is administered by the compensation committee of our board of directors, which we refer to as the administrator. Subject to the other provisions of the 2011 Plan, the administrator has the power to determine the terms, conditions and restrictions of the awards granted, including the number of shares covering such award and the vesting criteria.

Exercise price

The exercise price of an option granted under the 2011 Plan generally is determined by the administrator. However, the exercise price of an option will be no less than 100% of the fair market value of a share of our common stock on the date of grant. For purposes of this offer, New Options will have a per share exercise price equal to 100% of the fair market value of a share of our common stock on the New Option Grant Date.

Vesting

We expect the New Option Grant Date will be the Expiration Date. Each New Option will vest according to the same vesting schedule that applied to the Eligible Option it replaces, subject to you remaining employed by the ServiceSource Group through each relevant vesting date. If you cease to be employed by the ServiceSource Group before all of your New Option vests, the unvested part of your New Option will expire unvested and will never vest. You will not be entitled to any shares of common stock or other consideration from that unvested part of your New Option. Each New Option will have a term equal to the original term of the Eligible Option it replaces. Upon vesting, each of your New Options will be exercisable in accordance with the terms and conditions of the 2011 Plan and a new option agreement, including any applicable country-specific appendix, under which it was granted and for U.K. resident Eligible Employees an election to transfer the employer's national insurance liability to the employee. Notwithstanding the preceding sentence, in no event may your New Options be exercised before the 1-year anniversary of the New Option Grant Date. If your service with the ServiceSource Group terminates before the 1-year anniversary of the New Option Grant Date, you may not be able to exercise your New Options before they expire.

Term

The New Options will have the same term as the original term of the Eligible Option it replaces, subject to you remaining employed by the ServiceSource Group. No option may be exercised after the expiration of its term.

Exercisability

In no event may you exercise your vested New Options before the 1-year anniversary of the New Option Grant Date. If your service with the ServiceSource Group terminates before the 1-year anniversary of the New Option Grant Date, you may not be able to exercise your New Options before they expire. Following the 1-year anniversary of the New Option Grant Date, any vested New Options to purchase shares of our common stock generally may be exercised by you at any time, unless certain exercisability restrictions apply due to requirements under applicable law.

Adjustments upon certain events

Events Occurring Before the New Option Grant Date. If we merge or consolidate with or are acquired by another entity, prior to the Expiration Date, you may choose to withdraw any options that you tendered for exchange and your options will be treated in accordance with the applicable plan and award agreement under which they were granted. Further, if ServiceSource is acquired prior to the Expiration Date, we reserve the right to withdraw the offer, in which case your options and your rights under them will remain intact and exercisable for the time period set forth in your option agreement and you will receive no New Options in exchange for them. If ServiceSource is acquired prior to the expiration of the offer but does not withdraw the offer, before the Expiration Date, we (or the successor entity) will notify you if the terms of the offer or the New Options will change materially as a result of the acquisition, including any adjustments to the exercise price and number of shares that will be subject to the New Options. Under such circumstances, the type of security and the number of shares covered by your New Options would be adjusted based on the consideration per share given to holders of our common stock in connection with the acquisition. As a result of this adjustment, you may receive New Options covering more or fewer shares of the acquirer's common stock than the number of shares subject to the Eligible Options that you tendered for exchange or than the number you would have received pursuant to the New Options if no acquisition had occurred.

A transaction involving us, such as a merger or other acquisition, could have a substantial effect on our stock price, including significantly increasing the price of our common stock. Depending on the structure and terms of this type of transaction, option holders who elect to participate in the offer might be deprived of the benefit of the appreciation in the price of our common stock resulting from the merger or acquisition. This could result in a greater financial benefit for those option holders who did not participate in this offer and retained their original options.

If another company acquires us, that company, as part of the transaction or otherwise, may decide to terminate some or all of the employees of the ServiceSource Group before the completion of this offer. If you cease to be an employee of the ServiceSource Group for this or any other reason before the New Option Grant Date means that the tender of your Eligible Options will not be accepted, you will keep your tendered options in accordance with their original terms, and you will not receive any New Options or other benefit for your tendered options.

Finally, if you cease to be an employee of the ServiceSource Group following and as a result of the divestiture of a portion of ServiceSource's assets or operations during the Offering Period, then you will no longer be an employee of the ServiceSource Group prior to the Expiration Date and, therefore, you will not be an Eligible Employee. As a result, you will not be eligible to participate in the offer.

Events Occurring After the New Option Grant Date. If we are acquired after your tendered options have been accepted, canceled, and exchanged for New Options, your New Options will be treated in the acquisition transaction in accordance with the terms of the transaction agreement or the terms of the 2011 Plan. Additionally, awards granted under the 2011 Plan may be subject to other terms set forth in an agreement, plan or other arrangement governing the terms of such awards in the event of a merger or other corporate transaction of ServiceSource, as described in such agreement, plan or other arrangement.

In the event of any increase or decrease in the number of issued shares of our common stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of our common stock, or any other increase or decrease in the number of issued shares of our common stock effected without receipt of consideration by ServiceSource, appropriate adjustments shall be made in the number and class of shares of stock subject to the 2011 Plan, the number and class of shares of awards outstanding under the 2011 Plan, the fiscal year limits on the number of awards that any person may receive and the exercise price of any outstanding option or stock appreciation right.

Upon a merger or "Change in Control" of ServiceSource (as that term is defined in the 2011 Plan), either (a) each outstanding award granted under the plan will be assumed or an equivalent option or other applicable award substituted by the successor corporation or (b) if not so assumed or substituted, (i) all options and stock appreciation rights outstanding as of the date of the merger or Change in Control will immediately vest and become fully exercisable, (ii) restrictions on restricted stock and restricted stock unit awards lapse and become free of all restrictions and limitations and become fully vested and (iii) performance awards will be considered to be earned at target levels and all other terms and conditions will be deemed to be met.

If in the event of a merger or Change in Control the successor company assumes or substitutes for an option, stock appreciation right, share of restricted stock or other stock unit award, then each outstanding option, stock appreciation right, share of restricted stock or other stock unit award shall not be accelerated as described above. An option, stock appreciation right, share of restricted stock or other stock unit award shall be considered assumed or substituted for if, following the merger or Change in Control, the award confers the right to purchase or receive, for each share subject to the option, stock appreciation right, restricted stock award or other stock unit award immediately prior to the merger or Change in Control, the consideration received in the transaction constituting a merger or Change in Control by holders of shares for each share held on the effective date of such transaction; provided, however, that if such consideration received in the transaction constituting a merger or Change in Control is not solely common stock of the successor company, the administrator may, with the consent of the successor company, provide that the consideration to be received upon the exercise or vesting of an option, stock appreciation right, restricted stock award or other stock unit award, for each share subject thereto, will be solely common stock of the successor company substantially equal in fair market value to the per share consideration received by holders of shares in the transaction constituting a merger or Change in Control. Notwithstanding the foregoing, on such terms and conditions as may be set forth in the agreement evidencing an award, in the event of a termination of a participant's employment in such successor company within a specified time period following such merger or Change in Control, each award held by such participant at the time of the merger or Change in Control shall be accelerated as described above.

Transferability

Unless the administrator indicates otherwise in your award agreement, an award granted under the 2011 Plan is not transferable other than by will or the laws of descent and distribution, and may be exercised during the participant's lifetime only by the participant or the participant's estate, guardian or legal representative.

Registration and sale of shares underlying new awards.

All of ServiceSource's shares of common stock issuable upon the exercise of New Options have been registered under the U.S. Securities Act of 1933, as amended (the "Securities Act") on registration statements on Form S-8 filed with the SEC. Unless you are an employee who is considered an affiliate of ServiceSource for purposes of the Securities Act, you will be able to sell the shares issuable upon exercise of your New Options free of any transfer restrictions under applicable U.S. securities laws.

U.S. federal income tax consequences.

If you are a U.S. tax resident, you should refer to Section 14 of this Offer to Exchange for a discussion of the U.S. federal income tax consequences of the New Options and Exchanged Options, as well as the consequences of accepting or rejecting this offer. If you are an Eligible Employee residing in or considered a resident of a country outside the U.S., you should refer to Section 15 and Schedules C and D attached to this Offer to Exchange for a discussion of the tax consequences of your participation in the offer and the New Options and Exchanged Options. If you are a citizen or resident of more than one country, you should be aware that there might be tax and social insurance consequences for more than one country that may apply to you. We strongly recommend that you consult with your own advisors to discuss the consequences to you of this transaction.

10. Information concerning ServiceSource.

Our principal executive offices are located at 634 Second Street, San Francisco, California 94107, U.S.A., and our telephone number is (415) 901-6030. Questions regarding this option exchange should be directed to Khue Nguyen at knguyen@servicesource.com.

ServiceSource is the global leader in service revenue management, partnering with technology and technology enabled companies to optimize maintenance, support and subscription revenue streams, while also improving customer relationships and loyalty. We deliver these results via a cloud-based solution, combining our Renew OnDemand suite of applications with dedicated service sales teams, leveraging a proprietary Renew Analytics intelligence platform of transaction data, benchmarks and best practices. By integrating software, managed services and data, we provide end-to-end management and optimization of the service contract renewals process, including data management, quoting, selling and service revenue business intelligence. Our business is built on our pay-for-performance model, whereby customers pay us a commission based on renewal sales that we generate on their behalf, enabling a success-driven, shared-risk partnership with our customers. As of December 31, 2011, we managed over 120 engagements across approximately 70 customers, representing over $7 billion in service revenue opportunity under management. Service revenue opportunity under management ("opportunity under management") is a forward-looking metric and is our estimate, as of a given date, of the value of all end customer service contracts that we will have the opportunity to sell on behalf of our customers over the subsequent twelve-month period.

The scalability of our solution enables us to sell in over 40 languages from five sales centers around the globe. Our solution is designed to provide optimized service revenue performance across different revenue models, distribution models, and segments within technology and technology-enabled healthcare and life sciences industries, including hardware, software, software-as-a-service, and industrial systems.

The financial information included in our quarterly report on Form 10-Q for the quarters ended March 31, 2012, June 30, 2012 and September 30, 2012 and our annual report on Form 10-K for the fiscal year ended December 31, 2011 is incorporated herein by reference. Please see Section 18 of this Offer to Exchange titled, "Additional information," for instructions on how you can obtain copies of our SEC filings, including filings that contain our financial statements.

11. Interests of directors and executive officers; transactions and arrangements concerning the options.

Our executive officers and directors are listed on Schedule A of this Offer to Exchange.

As of September 30, 2012, our executive officers and directors (16 persons) as a group held options unexercised and outstanding under our 2004 Omnibus Share Plan, 2008 Plan and 2011 Plan to purchase a total of 6,753,165 of our shares, which represented approximately 46.1% of the shares subject to all options outstanding under our 2004 Omnibus Share Plan, 2008 Plan and 2011 Plan as of that date. For the beneficial ownership of each of our executive officers and directors of our common stock, see "Security Ownership" in our Proxy Statement for 2012 Annual Meeting of Stockholders filed with the SEC on April 23, 2012, and incorporated by reference into our Form 10-K for the year ending December 31, 2011.

Except as otherwise described below, neither we, nor any of our directors or executive officers, nor any affiliates of ours were engaged in transactions involving options to purchase our common stock during the 60 days before and including the commencement of this offer:

Name of Executive Officer/ Director/Affiliate	Date of Transaction	Amount of Securities Involved	Price Per Share	Type of Transaction
Richard Campione	11/29/2012	75,000	$5.10	Received Stock Option Grant

On November 29, 2012, we granted options to purchase an aggregate of 324,000 shares of our common stock to 15 service providers with an exercise price per share of $5.10.

12. Status of options acquired by us in the offer; accounting consequences of the offer.

Options that we acquire through the offer will be canceled and a number of shares which equals the number of Exchanged Options canceled less the number of New Options granted will be returned to the pool of shares available for grants of new awards under the 2011 Plan. To the extent shares returning to the 2011 Plan are not fully reserved for issuance upon receipt of the new awards to be granted in connection with the offer, the shares will be available for future awards to employees and other eligible 2011 Plan participants without further stockholder action, except as required by applicable law or the rules of the NASDAQ Global Select Market or any other securities quotation system or any stock exchange on which our shares are then quoted or listed.

Pursuant to the accounting standards in effect under the Financial Accounting Standards Board's Accounting Standards Codification Section 718, we may be required to recognize additional compensation expense to the extent the New Options have a greater value than the Exchanged Options they replace. The offer with respect to all Eligible Options is considered a modification of those options exchanged in the offer for financial reporting purposes. As a result, ServiceSource will record any incremental compensation expense calculated as any increase in the fair value of the modified options compared to the fair value of the original option as of the end of the offer period recognized over the remaining requisite service period. We also may incur compensation expense resulting from fluctuations in our stock price between the time the exchange ratios were set, shortly before the exchange program began, and when the exchange actually occurs on the expiration date, which we expect to be immaterial.

13. Legal matters; regulatory approvals.

We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our exchange of options and issuance of New Options as contemplated by the offer, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency or any Nasdaq Stock Market listing requirements that would be required for the acquisition or ownership of our options as contemplated herein. Should any additional approval, exemptive or notice filing or other action be required, we presently contemplate that we will seek such approval, make such filings or take such other action. However, we cannot assure you that we will seek such approval, make such filings or take such other action or that any such approval, filing or other action, if needed, could be obtained or made or what the conditions imposed in connection with such approvals or filings would entail or whether the failure to obtain any such approval, to make such filings or take any other action would result in adverse consequences to our business. Our obligation under the offer to accept tendered options for exchange and to issue New Options for tendered options is subject to the conditions described in Section 7 of this Offer to Exchange.

If we are prohibited by applicable laws or regulations from granting New Options or required to obtain a license or regulatory permit or make any other filing before granting New Options on the New Option Grant Date, we will not grant any New Options unless we obtain the necessary license or make the requisite filing. We are unaware of any such prohibition at this time which cannot be satisfied by obtaining a license or permit or making a filing, and we will use reasonable efforts to effect the grant, but if the grant is prohibited or seems not feasible to be made on the New Option Grant Date we will not grant any New Options and you will not receive any other benefit for the options you tendered.

14. Material U.S. Federal income tax consequences.

The following is a general summary of the material U.S. federal income tax consequences of the exchange of Eligible Options for New Options pursuant to the offer for those employees subject to U.S. federal income tax. This discussion is based on the United States Internal Revenue Code, its legislative history, treasury regulations promulgated thereunder, and administrative and judicial interpretations as of the date of this offering circular, all of which are subject to change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. If you are a citizen or a resident of the United States, but also are subject to the tax laws of another country, you should be aware that there might be other tax and social security consequences that may apply to you. We strongly recommend that you consult with your advisors to discuss the consequences to you of this transaction.

We recommend that you consult your own tax advisor with respect to the U.S. federal, state and local tax consequences and any non-U.S. tax consequences of participating in the offer, as the tax consequences to you are dependent on your individual tax situation.

In addition, if you are a citizen or resident or are otherwise subject to the tax laws of more than one country, you should be aware that there might be tax and social insurance consequences for more than one country that may apply to you. Moreover, if you received your Eligible Options when you resided in one country but now reside in a different country, you may have a tax or social insurance obligation in the country of the original grant in connection with the New Options received in this Offer to Exchange. We strongly recommend that you consult with your own advisors to discuss the consequences to you of this transaction.

New Options.

Eligible Employees whose outstanding Eligible Options are exchanged for New Options under the offer should not be required to recognize income for U.S. federal income tax purposes at the time of the exchange. We believe that the exchange will be treated as a non-taxable event.

The New Options will be nonstatutory stock options. Under current law, an option holder generally will not realize taxable income upon the grant of a nonstatutory stock option. However, when an option holder exercises the nonstatutory stock option, the difference between the exercise price of the option and the fair market value of the shares subject to the option on the date of exercise will be compensation income taxable to the option holder. Upon disposition of the shares, any gain or loss is treated as capital gain or loss. Any income recognized upon exercise of a nonstatutory stock option generally will constitute wages for which withholding will be required.

We generally will be entitled to a deduction equal to the amount of compensation income taxable to the option holder if we comply with eligible reporting requirements.

We recommend that you consult your tax advisor with respect to the federal, state, and local tax consequences of participating in the offer.

15. Material income tax consequences and certain other considerations for employees who reside outside the U.S.

Attached as Schedules C and D to this Offer to Exchange are short summaries of the general tax and legal consequences of the offer in countries other than the U.S. where residents are eligible to participate in the offer. If you are subject to the tax laws in any of these countries, please refer to the appropriate country schedule in Schedules C and D for information regarding the tax and social security or social insurance consequences to you of participating in the offer. You should review the information carefully and consult your own tax advisor regarding your personal situation before deciding whether or not to participate in the offer.

If you are subject to tax in more than one country, you should be aware that there may be tax and social insurance consequences in more than one country that may apply to you. In addition, if you have been employed by the ServiceSource Group in more than one tax jurisdiction, you should be aware that there may be tax and social insurance contribution consequences in each jurisdiction that may apply to you. If you received your Eligible Options when you resided in one country but now reside in a different country, you may have a tax obligation in the country of the original grant in connection with the New Options received under this Offer to Exchange. We strongly recommend that you consult your own tax advisor to discuss these consequences.

16. Extension of offer; termination; amendment.

We reserve the right, in our sole discretion, at any time and regardless of whether or not any event listed in Section 7 of this Offer to Exchange has occurred or is deemed by us to have occurred, to extend the period of time during which the offer is open and delay the acceptance for exchange of any options. If we elect to extend the period of time during which this offer is open, we will give you oral or written notice of the extension and delay, as described below. If we extend the Expiration Date, we will also extend your right to withdraw tenders of Eligible Options until such extended Expiration Date. In the case of an extension, we will issue a press release, email or other form of communication no later than 6:00 a.m., Pacific Time, on the next U.S. business day after the previously scheduled Expiration Date.

We also reserve the right, in our reasonable judgment, before the Expiration Date to terminate or amend the offer and to postpone our acceptance and cancelation of any options elected to be exchanged if any of the events listed in Section 7 of this Offer to Exchange occurs, by giving oral or written notice of the termination or postponement to you or by making a public announcement of the termination. Our reservation of the right to delay our acceptance and cancelation of options elected to be exchanged is limited by Rule 13e-4(f)(5) under the Exchange Act which requires that we must pay the consideration offered or return the options promptly after termination or withdrawal of a tender offer.

Subject to compliance with applicable law, we further reserve the right, before the Expiration Date, in our sole discretion, and regardless of whether any event listed in Section 7 of this Offer to Exchange has occurred or is deemed by us to have occurred, to amend the offer in any respect, including by decreasing or increasing the consideration offered in this offer to option holders or by decreasing or increasing the number of options being sought in this offer. As a reminder, if a particular option grant expires after commencement, but before cancelation under the offer, that particular option grant is not eligible for exchange. Therefore, if we extend the offer for any reason and if a particular option that was tendered before the originally scheduled expiration of the offer expires after such originally scheduled Expiration Date but before the actual Expiration Date under the extended offer, that option would not be eligible for exchange.

The minimum period during which the offer will remain open following material changes in the terms of the offer or in the information concerning the offer, other than a change in the consideration being offered by us or a change in amount of existing options sought, will depend on the facts and circumstances of such change, including the relative materiality of the terms or information changes. If we modify the number of Eligible Options being sought in this offer or the consideration being offered by us for the Eligible Options in this offer, the offer will remain open for at least ten (10) U.S. business days from the date of notice of such modification. If any term of the offer is amended in a manner that we determine constitutes a material change adversely affecting any holder of Eligible Options, we will promptly disclose the amendments in a manner reasonably calculated to inform holders of Eligible Options of such amendment, and we will extend the offer's period so that at least five (5) U.S. business days, or such longer period as may be required by the tender offer rules, remain after such change.

For purposes of the offer, a "business day" means any day other than a Saturday, Sunday or a U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern Time.

17. Fees and expenses.

We will not pay any fees or commissions to any broker, dealer or other person for soliciting options to be exchanged through this offer.

18. Additional information.

This Offer to Exchange is part of a Tender Offer Statement on Schedule TO that we have filed with the SEC. This Offer to Exchange does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the following materials that we have filed with the SEC before making a decision on whether to elect to exchange your options:

1. Our annual report on Form 10-K for our fiscal year ended December 31, 2011, filed with the SEC on March 6, 2012 (including portions incorporated by reference from our definitive proxy statement on Schedule 14A for our 2012 annual meeting of shareholders, filed with the SEC on April 23, 2012);

2. Our quarterly reports on Form 10-Q for the quarters ended March 31, 2012 (filed with the SEC on May 4, 2012), June 30, 2012 (filed with the SEC on August 3, 2012) and September 30, 2012 (filed with the SEC on November 9, 2012);

3. Our current reports on Form 8-K filed with the SEC on February 10, 2012, February 23, 2012, April 30, 2012, June 1, 2012, July 6, 2012, October 5, 2012 and December 5, 2012.

4. The description of our common stock contained in our registration statement on Form 8-A, filed with the SEC on March 23, 2011, pursuant to Section 12(b) of the Exchange Act,, including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the Expiration Date shall be deemed to be incorporated by reference in this Offer to Exchange and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Offer to Exchange to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such earlier statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Offer to Exchange.

These filings, our other annual, quarterly, and current reports, our proxy statements, and our other SEC filings may be examined, and copies may be obtained, at the SEC's public reference room at 100 F Street, N.E., Washington, D.C. 20549, U.S.A. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public on the SEC's Internet site at http://www.sec.gov.

Each person to whom a copy of this Offer to Exchange is delivered may obtain a copy of any or all of the documents to which we have referred you, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents, at no cost, by writing to us at ServiceSource International, Inc., 634 Second Street, San Francisco, California 94107, U.S.A., Attention: Khue Nguyen or telephoning Khue Nguyen at (415) 901-7709.

19. Financial statements.

The financial information included in our quarterly reports on Form 10-Q for the quarters ended March 31, 2012, June 30, 2012 and September 30, 2012 and our annual report on Form 10-K for the fiscal year ended December 31, 2011 is incorporated herein by reference. Attached as Schedule B to this Offer to Exchange is a summary of our financial statements for our Quarterly Report on Form 10-Q for our fiscal quarter ended September 30, 2012 and our Annual Report on Form 10-K for our fiscal year ended December 31, 2011. More complete financial information may be obtained by accessing our public filings with the SEC by following the instructions in Section 18 of this Offer to Exchange.

20. Miscellaneous.

We are not aware of any jurisdiction in which the offer is made where the making of the offer is not in compliance with applicable law. We may become aware of one or more jurisdictions where the making of the offer is not in compliance with valid applicable law. If we cannot or choose not to comply with such law, the offer will not be made to, nor will options be accepted from, the option holders residing in such jurisdiction.

We have not authorized any person to make any recommendation on our behalf as to whether you should elect to exchange your options through the offer. You should rely only on the information in this document or documents to which we have referred you. We have not authorized anyone to give you any information or to make any representations in connection with the offer other than the information and representations contained in this Offer to Exchange and in the related option exchange program documents. If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation or information as having been authorized by us.

ServiceSource International, Inc.
December 21, 2012

SCHEDULE A

INFORMATION CONCERNING THE EXECUTIVE OFFICERS
AND DIRECTORS OF SERVICESOURCE INTERNATIONAL, INC.

The executive officers and directors of ServiceSource International, Inc. are set forth in the following table:

Name	Position and Offices Held

Michael Smerklo	Chief Executive Officer and Chairman of the Board
David S. Oppenheimer	Chief Financial Officer
Robert J. Sturgeon	Chief Operating Officer and Executive Vice President of Managed Services
Natalie McCullough	Chief Strategy Officer
Christine Heckart	Chief Marketing Officer
John J. Boucher	Executive Vice President of Worldwide Sales
Jay R. Ackerman	Chief Services Officer
Raymond M. Martinelli	Chief People Officer
Paul D. Warenski	Executive Vice President, General Counsel and Secretary
Steven M. Cakebread	Director
Bruce W. Dunlevie	Director
James C. Madden, V	Director
Marc F. McMorris	Director
Thomas F. Mendoza	Director
Barry D. Reynolds	Director
Richard Campione	Director

The address of each executive officer and director is: c/o ServiceSource International, Inc., 634 Second Street, San Francisco, California 94107, U.S.A.

A-1

SCHEDULE B

FINANCIAL INFORMATION
OF SERVICESOURCE INTERNATIONAL, INC. AND SUBSIDIARIES

SERVICESOURCE INTERNATIONAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	September 30, 2012	December 31, 2011
Assets
Current assets:
Cash and cash equivalents	$110,277	$65,983
Short-term investments	-	42,882
Accounts receivable, net	58,506	54,095
Current portion of deferred income taxes	363	3,526
Prepaid expenses and other	6,965	7,945

Total current assets	176,111	174,431
Property and equipment, net	35,332	26,840
Deferred income taxes, net of current portion	1,496	30,238
Other assets, net	1,193	1,118
Goodwill	6,334	6,334

Total assets	$220,466	$238,961

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$5,577	$8,617
Accrued taxes	1,026	924
Accrued compensation and benefits	16,775	21,749
Other accrued liabilities	9,237	7,639
Obligations under capital leases	733	706

Total current liabilities	33,348	39,635
Obligations under capital leases, net of current portion	707	958
Other long-term liabilities	5,353	1,352

Total liabilities	39,408	41,945

Commitments and contingencies
Stockholders' equity:
Common stock; $0.0001 par value; 1,000,000 shares authorized; 75,650 shares issued and 75,529 shares outstanding as of September 30, 2012; 72,688 shares issued and 72,567 shares outstanding as of December 31, 2011	8	7
Treasury stock	(441)	(441)
Additional paid-in capital	203,667	177,796
Retained earnings (accumulated deficit)	(22,213)	19,416
Accumulated other comprehensive income	37	238

Total stockholders' equity	181,058	197,016

Total liabilities and stockholders' equity	$220,466	$238,961

SERVICESOURCE INTERNATIONAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Net revenue	$59,090	$50,088	$176,358	$144,722
Cost of revenue	34,544	28,034	101,002	82,399

Gross profit	24,546	22,054	75,356	62,323

Operating expenses:
Sales and marketing	13,512	12,144	41,158	34,664
Research and development	4,416	3,547	13,295	9,650
General and administrative	10,000	8,969	30,639	24,692

Total operating expenses	27,928	24,660	85,092	69,006

Loss from operations	(3,382)	(2,606)	(9,736)	(6,683)
Interest expense	(70)	(27)	(180)	(349)
Other income (expense), net	190	309	(124)	(662)

Loss before income taxes	(3,262)	(2,324)	(10,040)	(7,694)
Income tax (benefit) provision	322	501	31,589	(21,152)

Net income (loss)	$(3,584)	$(2,825)	$(41,629)	$13,458

Net income (loss) per common share:
Basic	$(0.05)	$(0.04)	$(0.56)	$0.21

Diluted	$(0.05)	$(0.04)	$(0.56)	$0.19

Weighted-average shares used in computing net income (loss) per common share:
Basic	74,667	69,464	73,994	64,989

Diluted	74,667	69,464	73,994	72,208

SERVICESOURCE INTERNATIONAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Net income (loss)	$(3,584)	$(2,825)	$(41,629)	$13,458
Other comprehensive income:
Foreign currency translation adjustments	(119)	(576)	(192)	52
Unrealized loss on investments, net of tax	(36)	(4)	(10)	(11)

Total other comprehensive income (loss), net of tax	(155)	(580)	(202)	41

Total comprehensive income (loss), net of tax	$(3,739)	$(3,405)	$(41,831)	$13,499

SERVICESOURCE INTERNATIONAL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Nine Months Ended September 30,
	2012	2011
Cash flows from operating activities
Net income (loss)	$(41,629)	$13,458
Adjustments to reconcile net income (loss) to net cash (used in) provided by operating activities:
Depreciation and amortization	7,092	7,109
Loss on disposal of fixed assets	-	46
Amortization of deferred financing costs	135	325
Amortization of premium on short-term investments	577	87
Deferred income taxes	32,534	(22,229)
Stock-based compensation	15,260	8,104
Tax benefit from stock-based compensation	(266)	(2,382)
Changes in operating assets and liabilities:
Accounts receivable	(4,237)	6,433
Prepaid expenses and other	734	(2,169)
Accounts payable	(1,087)	73
Accrued taxes	85	3,201
Accrued compensation and benefits	(5,094)	3,410
Accrued payables to customers	-	(30,640)
Other accrued liabilities	5,050	789

Net cash provided by (used in) operating activities	9,154	(14,385)

Cash flows from investing activities
Acquisition of property and equipment	(17,049)	(8,784)
Purchases of short-term investments, net	(31,100)	(47,854)
Sales of marketable securities	52,050	961
Maturities of marketable securities	21,415	1,000

Net cash provided by (used in) investing activities	25,316	(54,677)

Cash flows from financing activities
Net proceeds from issuance of common stock in initial public offering	-	111,105
Proceeds from revolving credit facility	-	23,424
Repayment of revolving credit facility	-	(23,424)
Repayment on long-term debt	(234)	(15,747)
Payment of deferred debt issuance costs	-	(200)
Proceeds from common stock issuances	10,279	7,198
Tax benefit from stock-based compensation	266	2,382

Net cash provided by financing activities	10,311	104,738

Net increase in cash and cash equivalents	44,781	35,676
Effect of exchange rate changes on cash and cash equivalents	(487)	(35)
Cash and cash equivalents at beginning of period	65,983	22,652

Cash and cash equivalents at end of period	$110,277	$58,293

SCHEDULE C

GUIDE TO TAX AND LEGAL ISSUES IN IRELAND

The following is a general summary of the material tax consequences of the voluntary cancelation of Eligible Options in exchange for the grant of New Options pursuant to the Offer to Exchange for Eligible Employees subject to tax in Ireland. This summary is based on the tax laws in effect in Ireland as of December 2012. We have not obtained a tax ruling or other confirmation from the tax authorities in Ireland with regard to this information, and it is possible that the tax authorities may take a different position. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of Eligible Employees. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this summary may be out of date at the time the New Options are granted, you exercise the New Options, or you sell shares of common stock acquired at exercise of the New Options.

If you are a citizen or resident of more than one country, or are considered a resident of more than one country for local law purposes, the information contained in this summary may not be applicable to you. In addition, if you received the Eligible Options when you resided in or were otherwise subject to tax in another country (the "original grant country"), but you now reside in or are otherwise subject to tax in a different country (the "new country"), you may be subject to tax in connection with the New Options granted pursuant to the Offer to Exchange in the original grant country, as well as in the new country. Accordingly, you are strongly advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.

Tax Information

Option Exchange

You likely will not be subject to tax as a result of the exchange of Eligible Options for the grant of the replacement options, although there is no clear guidance set forth in the in the Taxes Consolidation Act, 1997 or by the Irish Revenue Commissioners.

Grant of New Options

You will not be subject to tax when the New Options are granted to you.

Exercise of New Options

When you exercise the New Options, you will be subject to income tax and a Universal Social Charge ("USC") on the difference (or "spread") between the fair market value of the shares on the date of exercise and the exercise price. In addition, you will be subject to employee Pay-Related Social Insurance ("PRSI") contributions on the spread. Income tax will be due at the higher rate (currently 41%), unless your income does not exceed the standard rate threshold (€32,800 for the 2012 tax year) and you have obtained prior permission from the Irish Revenue to apply the standard rate.

Sale of Shares

When you sell the shares acquired upon exercise of the New Options, you will be subject to capital gains tax on any gain realized to the extent any gain exceeds the annual exemption (currently €1,270). The taxable amount will be the difference between the net sale price and the fair market value of the shares on the date of exercise.

C-1

Withholding and Reporting

Your employer is not required to withhold income tax, USC or employee PRSI due upon exercise of the New Options. Your employer is required to report the details of the exchange and the grant and exercise of the New Options to the Revenue Commissioners (on Form RSS1) by March 31 following the end of the tax year in which the Offer to Exchange, grant of New Options or exercise occurred.

You are responsible for paying any tax resulting from exercise of the New Options within 30 days of exercise and for reporting the exercise of the New Options in your annual tax return on or before October 31 following the year of exercise. You are also responsible for paying any capital gains tax due in connection with the sale of your shares. If you sell the shares between January 1 and November 30, you will have to report and pay any applicable capital gains tax by December 15 of the same tax year. If you sell your shares during December, you will have to pay any applicable capital gains tax by January 31 of the following year. You will be required to report the sale of shares in your annual tax return due by October 31 of the tax year following the year during which the shares were sold.

Other Information

Director Notification Obligation

If you are a director, shadow director1 or secretary of a subsidiary in Ireland, you must notify the Irish subsidiary in writing within five business days of (i) disposing of an interest in ServiceSource (e.g., exchange of Eligible Options); (ii) becoming aware of the event giving rise to the notification requirement; or (iii) becoming a director or secretary if such an interest exists at the time. This notification requirement also applies with respect to the interests of a spouse or minor child (whose interests will be attributed to the director, shadow director or secretary, as the case may be).

________________________

1 A shadow director is an individual who is not on the board of directors of the Irish subsidiary but who has sufficient control so that the board of directors of the Irish subsidiary acts in accordance with the directions or instructions of the individual.

C-2

SCHEDULE D

GUIDE TO TAX AND LEGAL ISSUES IN THE UNITED KINGDOM

The following is a general summary of the material tax consequences of the voluntary cancelation of Eligible Options in exchange for the grant of New Options pursuant to the Offer to Exchange for Eligible Employees subject to tax in the United Kingdom. This summary is based on the tax laws in effect in the United Kingdom as of December 2012. We have not obtained a tax ruling or other confirmation from the tax authorities in the United Kingdom with regard to this information, and it is possible that the tax authorities may take a different position. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of Eligible Employees. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this summary may be out of date at the time the New Options are granted, you exercise the New Options, or you sell shares of common stock acquired at exercise of the New Options.

If you are a citizen or resident of more than one country, or are considered a resident of more than one country for local law purposes, the information contained in this summary may not be applicable to you. In addition, if you received the Eligible Options when you resided in or were otherwise subject to tax in another country (the "original grant country"), but you now reside in or are otherwise subject to tax in a different country (the "new country"), you may be subject to tax in connection with the New Options granted pursuant to the Offer to Exchange in the original grant country, as well as in the new country. Accordingly, you are strongly advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.

Tax Information

As a condition to the grant of your New Options, you must agree to the terms of the "Election to Transfer the Employer's National Insurance Liability to the Employee" (the "Joint Election") under which you agree to pay the employer's liability for any secondary Class 1 National Insurance contributions ("NICs") due in connection with your New Options (as described in more detail below).

Option Exchange

You will not be subject to tax as a result of the exchange of Eligible Options for the New Options.

Grant of New Options

You will not be subject to tax when the New Options are granted to you.

Exercise of New Options

When you exercise the New Options, you will be subject to income tax on the difference (or "spread") between the fair market value of the shares on the date of exercise and the exercise price. Income tax will be payable at your marginal income tax rate.

In addition, you will be subject to both employee's and employer's NICs on the spread at exercise pursuant to the Joint Election. Any amount of employer's NICs paid by you is deductible against your income tax liability due with respect to the exercise of your New Options.

D-1

Your employer will calculate the income tax and NICs due by way of withholding on exercise of the New Options and account for these amounts to HM Revenue and Customs ("HMRC") on your behalf. If, for any reason, your employer is unable to withhold the applicable income tax and NICs under the Pay As You Earn ("PAYE") system or by any other method permitted in your option agreement, you must reimburse your employer for the tax paid within 90 days of the date of exercise of the New Options. If you fail to pay this amount to the employer within that time limit, the amount of any uncollected tax due from you will constitute a loan owed by you to your employer bearing interest at the then-current HMRC official rate.

Sale of Shares

When you sell the shares acquired at exercise of the New Options, you will be subject to capital gains tax on the difference between the sale proceeds and the fair market value of the shares on the date of exercise. Capital gains tax is payable at a rate of 18% if your gains from all sources in any tax year are under the upper limit of the basic income tax rate band of £34,370 (less the personal exemption of £10,600 for the 2012/2013 year). If your capital gains from all sources exceeds £34,370 (less the personal exemption of £10,600), capital gains tax is payable at 28%. Furthermore, if you acquire other shares in ServiceSource, you must take into account the share identification rules in calculating your capital gains liability.

Withholding and Reporting

Your employer is required to withhold income tax and NICs when you exercise your New Options, as described above. On your employer's annual tax and share plan returns, it is also required to report to HMRC the details of the exchange, the grant of the New Options, the exercise of the New Options, other related income and any tax withheld. You are responsible for reporting the exercise of the New Options and for reporting and paying any tax resulting from the sale of shares.

D-2